Exhibit 2.1
SHARE PURCHASE AGREEMENT
between
COVANTA HOLDING CORPORATION,
as Buyer
and
VEOLIA ENVIRONMENTAL SERVICES NORTH AMERICA CORP.,
as Seller
July 3, 2009

i

Table of Contents

		Page

Section 11.6	Governing Law	53
Section 11.7	Binding Effect; Assignment	54
Section 11.8	Usage	54
Section 11.9	Exhibits	54
Section 11.10	Headings	54
Section 11.11	Severability	54
Section 11.12	Counterparts	54

SHARE PURCHASE AGREEMENT
          AGREEMENT, dated July 3, 2009 (the “Agreement”), between Covanta Holding Corporation, a Delaware corporation (the “Buyer”), and Veolia Environmental Services North America Corp., a Delaware corporation (the “Seller”).
WITNESSETH
          WHEREAS, the Seller is the beneficial and record owner of 100% of the common and preferred shares (the “Shares”) of capital stock of Montenay International Corp., a New York corporation (the “Company”).
          WHEREAS, the Buyer has conducted such legal, financial, operational, accounting and tax due diligence investigation with respect to the Companies (as hereinafter defined) as the Buyer, in its discretion, has deemed appropriate.
          WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares upon the terms and subject to the conditions of this Agreement.
          Certain terms used in this Agreement are defined in Section 11.1.
          Accordingly, the parties agree as follows:
ARTICLE I
SALE AND PURCHASE OF SHARES; PURCHASE PRICE
          Section 1.1 Purchase Price.
          (a) Upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Shares, at a price (the “Purchase Price”) equal to the aggregate of (i) $450,000,000 (the “Enterprise Value”), (ii) minus or (if negative) plus Net Financial Debt, (iii) minus or (if negative) plus the Adjustment Amount, (iv) plus, solely to the extent Closing Working Capital is greater than $11,000,000 (the “High Range Working Capital Target”), the amount of such excess over the High Range Working Capital Target, (v) minus, solely to the extent Closing Working Capital is less than $7,000,000 (the “Low Range Working Capital Target”), the amount of such deficiency below the Low Range Working Capital Target, and (vi) plus, if the conditions to the Closing set forth in Section 6.4(a) and Section 7.4(a) have not been satisfied by the date that is four Business Days prior to December 31, 2009 (which date shall be extended one day for each day after July 10, 2009 that the Seller has not submitted its notification form as required by HSR (but only for such period after notice by the Buyer that the Buyer is prepared to file its notification form required by HSR)), the Calendar Adjustment. The amount between the Low Range Working Capital Target and the High Range Working Capital Target, within which no adjustment shall be made to the Purchase Price, is defined herein as the “Band.”
          (b) “Net Financial Debt” shall mean, at any particular date, long-term obligations (which with respect to the Dade Subsidiaries includes the deferred revenue related to the Dade Subsidiaries), notes payable and current maturities of long-term obligations as of such particular date, as calculated on a basis consistent with that used in the Audited Balance Sheet, minus cash and cash equivalents (including restricted cash to the extent set forth on Schedule 1.2(b)), as calculated on a basis consistent with that used in the Audited Balance Sheet, as of such particular date, in each case, of the Company and its consolidated Subsidiaries as illustrated on Schedule 1.2(b), it being understood that Net Financial Debt may be a negative number.
          (c) “Closing Working Capital” shall mean (i) the consolidated Included Current Assets of the Company and the Subsidiaries less (ii) the consolidated Included Current Liabilities of the Company and the Subsidiaries, each as determined as of the close of business on the day immediately preceding the Closing Date and each as illustrated on Schedule 1.2(c). “Included Current Assets” means accounts receivable, insurance receivables, other receivables, inventories, and prepaid expenses and other current assets (each of which will be recorded net of reserves), but excluding tax assets, prepaid insurance, any intercompany receivables, any balance related to the Montgomery Annual Base Disposal Fee Adjustment for any period and any items included within the definition of Net Financial Debt, in each case, determined on a basis consistent with that used in the Audited Balance Sheet. “Included Current Liabilities” means accounts payable, deferred revenue, other accrued expenses and billings in excess of costs, but excluding accrued workers compensation, any intercompany payables, any balance related to the Montgomery Annual Base Disposal Fee Adjustment for any period, any tax liabilities or tax reserves and any items included within the definition of Net Financial Debt, in each case, determined on a basis consistent with that used in the Audited Balance Sheet.
          (d) “Calendar Adjustment” means: (i) if the Closing occurs during January 2010, the Enterprise Value as of the Closing Date will be adjusted to increase on a daily basis up to the Closing Date at the rate of 0.5% per month for each day elapsing during the period from January 1, 2010 until January 31, 2010; (ii) if the Closing occurs during February 2010, the Enterprise Value as of the Closing Date will be adjusted to increase on a daily basis up to the Closing Date at the rate of 0.6% per month for each day elapsing during the period from February 1, 2010 until February 28, 2010 (and shall aggregate with any such increases that accumulated during January 2010); and (iii) if the Closing occurs during March 2010 or after, the Enterprise Value as of the Closing Date will be adjusted to increase on a daily basis up to the Closing Date at the rate of 0.7% per month for each day elapsing during the period from March 1, 2010 until March 31, 2010 (and shall aggregate with any such increases that accumulated during January 2010 and February 2010). No amounts will accrue as part of the Calendar Adjustment for any period after the Closing Date in the event of a subsequent Montgomery Closing and/or Dade Closing.
          Section 1.2 Payment at Closing.
          (a) At the closing provided for in Section 2.1 (the “Closing”), the Buyer shall pay to the Seller, in the manner set forth in Section 2.2, the Enterprise Value (i) minus or (if negative) plus Estimated Net Financial Debt as of the Closing Date, (ii) minus or (if negative) plus the Adjustment Amount, and (iii) plus, if required by Section 1.1(a)(vi), the Calendar Adjustment, in each case of clauses (i) — (iii), as set forth on a certificate to be delivered by the Seller with respect thereto (the “Closing Financial Certificate”) at least three Business Days prior to Closing. The Closing Financial Certificate shall set forth the estimated Net Financial Debt

(the “Estimated Net Financial Debt”) as of the close of business on the day immediately preceding the Closing Date, on a basis consistent with that used in the illustrative calculation of Estimated Net Financial Debt on Schedule 1.2. “Adjustment Amount” shall mean the amount set forth on Schedule 11.1.
          (b)
               (i) If Section 5.8(e) or Section 5.8(g) is applicable and the Buyer determines that it is required to deduct and withhold any amounts pursuant to Canadian Law (including any provision of provincial or local Law) the Buyer shall send a notice (a “Withholding Notice”) to the Seller regarding the proposed amount of such withholding and the basis therefor not later than fifteen (15) Business Days before the date any such deduction or withholding is required to be made pursuant to applicable Law. If the Seller agrees that such withholding is required, the Buyer and the Seller shall use commercially reasonable efforts to minimize any such deductions or withholdings. If the Seller determines that such withholding is not required, the Seller shall send a written objection to the Buyer not later than five (5) Business Days following receipt of the Withholding Notice. The Buyer and the Seller shall work in good faith to resolve their dispute as to whether withholding is required and the amount thereof (if any). If the Buyer and the Seller cannot resolve any such dispute, the Seller shall engage, at the Seller’s expense, such expert in Canadian Tax Law as shall be mutually acceptable in good faith to both the Seller and the Buyer and, as promptly as practicable, the Seller and the Buyer shall consult with such expert regarding whether such withholding is required. After such consultation, the Buyer shall be entitled to withhold such amounts as it determines in good faith it is required to withhold under Canadian Law. In order for the Seller to provide the Buyer with any applicable exemption certificate, the Buyer shall not remit to the Taxing authority any amounts withheld until such remittance is finally due and payable, taking into account all applicable extensions, comfort letters and other correspondence from the Canada Revenue Agency. The Buyer shall use commercially reasonable efforts to cooperate with the Seller (including taking such actions reasonably requested by the Seller) with respect to obtaining such extensions or other correspondence. With respect to any amounts held by the Buyer prior to remittance pursuant to the immediately preceding sentence, the Buyer and the Seller shall agree to the manner in which such funds shall be held during such time.
               (ii) Notwithstanding anything to the contrary herein or in Annex I hereto, the Seller shall have the right to control the conduct, through counsel of its own choosing at its own expense, the discussions or proceedings with any governmental authority relating to any withholding that Buyer has determined is required under Law with respect to the sale of Montenay, Inc. and its Subsidiaries and any refund claim, or other contest relating thereto; provided, however, that after the Buyer has remitted any withholding to a Taxing authority or if any withholding is asserted to have been due and payable, the Buyer, other than with respect to a refund claim, may participate in any such proceeding or discussion and the Seller shall not settle any such proceeding or discussion without the Buyer’s prior consent, not to be unreasonably withheld.
          (iii) The Buyer shall reimburse the Seller for all reasonable, documented out-of-pocket expenses incurred by the Seller in successfully obtaining a refund from the relevant Taxing authority of any Tax withheld by the Buyer pursuant to this Section

1.2(b) which is ultimately refunded to the Seller, plus interest on the amount of such refund at a rate of 3% per annum from the date of withholding through the date of such refund. This Section 1.2(b) shall exclusively govern the withholding of Tax by the Buyer with respect to the Buyer’s payment of the Purchase Price to the Seller.
          (iv) For the avoidance of doubt, it is understood by the parties that under United States federal, state and local Law no amounts shall be required to be deducted or withheld from the amounts payable under this Agreement on account of United States federal, state or local income taxes, and that the Buyer shall not be entitled to deduct or withhold any such amounts.
          Section 1.3 Post-Closing Adjustment.
          (a) Following the earlier of (i) (x) the last to occur of the Closing, the Montgomery Closing and the Dade Closing or (y) the occurrence of the Closing which does not exclude either the Montgomery Subsidiaries or the Dade Subsidiaries or (ii) March 31, 2010 (the earlier of the dates in clauses (i) and (ii) being the “Working Capital Date”), the amounts paid pursuant to Section 1.2 (and Section 5.8(g) and Section 5.8(h), as applicable) shall be adjusted as provided in this Section 1.3 to reflect (i) the Closing Working Capital (after taking into account the Band) and (ii) the difference, if any, between Net Financial Debt and Estimated Net Financial Debt; provided, however, that to the extent that the Montgomery Subsidiaries or the Dade Subsidiaries (or both) were not transferred as part of the Closing to the Buyer, the calculation of Closing Working Capital shall be subject to the foregoing adjustments:
               (i) If the Montgomery Closing has not occurred prior to the Working Capital Date (but the Dade Closing has occurred), the High Range Working Capital Target shall be deemed to be $9,000,000 and the Low Range Working Capital Target shall be deemed to be $5,000,000, and the Montgomery Subsidiaries and the Company shall be removed from the calculation of Closing Working Capital;
               (ii) If the Dade Closing has not occurred prior to the Working Capital Date (but the Montgomery Closing has occurred), the High Range Working Capital Target shall be deemed to be $5,000,000 and the Low Range Working Capital Target shall be deemed to be $1,000,000, and the Dade Subsidiaries shall be removed from the calculation of Closing Working Capital; and
               (iii) If the Dade Closing and the Montgomery Closing have not occurred prior to the Working Capital Date, the High Range Working Capital Target shall be deemed to be $3,000,000 and the Low Range Working Capital Target shall be deemed to be $(1,000,000), and the Montgomery Subsidiaries and the Dade Subsidiaries shall be removed from the calculation of Closing Working Capital.
          (b) Within 60 days following the Working Capital Date, the Buyer shall deliver to the Seller a post-closing financial certificate (the “Post-Closing Financial Certificate”) setting forth the calculation of Net Financial Debt and Closing Working Capital (in each case as of the close of business on the day immediately preceding the Closing Date and, to the extent applicable, (i) with respect to the Montgomery Subsidiaries, as of the close of business on the day immediately preceding the Montgomery Closing and (ii) with respect to the Dade Subsidiaries, as of the close of business on the day immediately preceding the Dade Closing) which shall be calculated on a basis consistent with the principles and methodologies set forth in the illustrative calculation of Net Financial Debt and Closing Working Capital set forth on Schedule 1.2 (which includes illustrative calculations that contemplate the modifications set forth in Sections 1.2(a)(i)-(iii)).
          (c) Unless the Seller notifies the Buyer within 20 Business Days after the delivery of the Post-Closing Financial Certificate that it disputes the amount of Net Financial Debt or Closing Working Capital set forth on the Post-Closing Financial Certificate, the Post-Closing Financial Certificate shall be conclusive and binding. If the Seller does so notify, it shall specify in reasonable detail the items and amounts subject to such dispute (the “Disputed Items”) and the parties shall then use reasonable efforts during an additional 20 Business Day period to resolve in good faith their differences. Any Disputed Items which are not resolved by the mutual written agreement of the Seller and the Buyer within such 20 Business Day period shall be submitted for resolution to BDO Seidman, LLP or such other internationally recognized independent certified public accounting firm that will be mutually acceptable to the Buyer and the Seller (the “Independent Accounting Firm”). The Buyer and the Seller shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any such unresolved Disputed Items in accordance with the requirements of this Agreement for any such items, and to use its best efforts to make its determination thereon within 30 Business Days after the referral of the Disputed Items to it in accordance herewith. The resolution of any such unresolved Disputed Items by such Independent Accounting Firm shall be made in a writing delivered to the Buyer and the Seller and shall be final, conclusive and binding upon the Buyer and the Seller. The fees and expenses charged by the Independent Accounting Firm shall be inversely borne by the parties in proportion to the aggregate amount of the Disputed Items that are awarded to each party (as determined by the Independent Accounting Firm). For purposes of verifying the Net Financial Debt and Closing Working Capital each party shall promptly provide such access as the other party, its accountants or the Independent Accounting Firm may reasonably require (i) to the books, records and accounts of the Company and its Subsidiaries, and (ii) to the personnel or accountants responsible for the finances and accounts of the Company and its Subsidiaries. Any delay in providing such access shall toll the respective periods set forth above.
          (d) If the Net Financial Debt determined in accordance with subsection (c) above shall be different than Estimated Net Financial Debt, then the Seller shall pay promptly to the Buyer (or if the difference is in favor of the Seller, the Buyer shall pay promptly to the Seller) the amount of such difference in immediately available funds. If Closing Working Capital is above the applicable High Range Working Capital Target, then the Buyer shall pay the Seller the amount of such excess. If Closing Working Capital is below the applicable Low Range Working Capital Target, then the Seller shall pay the Buyer the amount of such deficiency. If Closing Working Capital is within the Band, no payment shall be made by either party. To the extent practicable, the foregoing payments may be netted if determined at the same time. Any payment contemplated by this Section 1.3(d) shall be deemed to be an adjustment to the Purchase Price.

ARTICLE II
CLOSING AND TERMINATION
          Section 2.1 Closing.
          The Closing shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, NY 10022, at 10:00 a.m. (local time) four Business Days after the conditions specified in Sections 6.4(a) and (b) and 7.4(a) and (b) shall have been satisfied or waived (if permitted by applicable Law) or at such other time or other place as the Buyer and the Seller shall agree in writing (the date of the Closing being the “Closing Date”); provided, however, that if, as of the Closing Date, (x) the conditions specified in Section 6.4(c) with respect to Schedule 3.4(b)(i) and (b)(ii) shall not have been satisfied, or (y) the conditions specified in Section 6.4(d) shall not have been satisfied, then, subject to the condition set forth in Section 6.4(c) with respect to Schedule 3.4(b)(iii), the Closing shall occur as contemplated by Sections 5.8(g) and (h), as applicable.
          Section 2.2 Transactions on the Closing Date.
          (a) At the Closing, the Buyer shall deliver to the Seller:
               (i) cash, by wire transfer of immediately available funds to the account which is designated by the Seller at least three (3) Business Days prior to the Closing, in the amount determined pursuant to Section 1.2;
               (ii) the certificate contemplated by Section 7.3 hereof; and
               (iii) all other documents and instruments as shall be reasonably required by the Seller to effectuate or evidence the transactions contemplated hereby in accordance with the provisions hereof, or which are otherwise required hereunder.
          (b) At the Closing, the Seller shall deliver to the Buyer:
               (i) a stock certificate, duly endorsed by the Seller for transfer to the Buyer, representing the Shares;
               (ii) the letters of resignation of those members of the boards of directors of the Companies as provided in Section 6.6;
               (iii) the certificate contemplated by Section 6.3 hereof;
               (iv) an affidavit of the Seller, dated as of the Closing Date and substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), setting forth the Seller’s name, address and federal employer identification number and stating under the penalties of perjury that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

               (v) all other documents and instruments as shall be reasonably required by the Buyer to effectuate or evidence the transactions contemplated herein in accordance with the provisions hereof, or which are otherwise required hereunder
          Section 2.3 Termination; Survival After Termination.
          (a) This Agreement may be terminated prior to the Closing as follows:
               (i) by mutual written consent of the Buyer and the Seller;
               (ii) by the Buyer or the Seller by notice to the other party, if the Closing has not occurred on or before March 31, 2010 for any reason other than a material breach or violation by the party attempting to terminate this Agreement pursuant to this Section 2.3(a)(ii) of any of its representations, warranties or obligations under this Agreement;
               (iii) by either party by notice to the other party upon a material breach by the other party of any of its representations, warranties or obligations under this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Article VI and Article VII hereof, as applicable, and such breach shall not have been cured within fifteen (15) days after notice thereof or shall be incapable of being cured; provided, however, there shall be no right to terminate if the party attempting to terminate is in material breach of its representations, warranties or obligations under this Agreement; and
               (iv) by either party by giving notice to the other party if any Governmental Body of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable.
          (b) If this Agreement is terminated pursuant to Section 2.3(a), this Agreement shall become null and void and have no further force or effect and any such termination shall be without liability on the part of either party, except that any such termination shall be without prejudice to the rights of either party with respect to the willful breach or violation of the representations, warranties, covenants or agreements of the other party under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 2.3(b), Section 5.5, Section 5.6 and Article XI shall survive any termination of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
          The Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date, the date of the Montgomery Closing or the date of the Dade Closing, as applicable (unless otherwise expressly specified), as follows:

          Section 3.1 Title to Shares.
          The Seller owns the Shares beneficially and of record, free and clear of any Encumbrance and, upon delivery of and payment for such Shares at the Closing as herein provided, the Seller will convey to the Buyer good and valid title thereto, free and clear of any Encumbrance.
          Section 3.2 Due Authority.
          The Seller is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.
          Section 3.3 Authority to Execute and Perform.
          The Seller has the full legal right, power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform fully its obligations hereunder, has taken all necessary corporate action to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and no other proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Seller, and, assuming due execution and delivery hereof by the Buyer, this Agreement is a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.
          Section 3.4 No Contravention — Seller.
          Subject to the obtaining of all of the consents and approvals of Governmental Bodies, and any approvals and consents required by HSR and FERC, and third Persons set forth on Schedule 3.4(b)(i), 3.4(b)(ii), and 3.4(b)(iii), the execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Seller of this Agreement in accordance with its terms and conditions will not: (a) violate any provision of the Organizational Documents of the Seller; (b) require the Seller to obtain any material consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other Person; (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to accelerate, modify or terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract of the Seller or by or to which the Shares are or may be bound or subject; (d) violate any Law or Order of any Governmental Body applicable to the Seller; or (e) result in the creation of any Encumbrance on the Shares.

          Section 3.5 Capitalization.
          (a) The Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of preemptive rights. The Company has no other shares of capital stock or other equity securities issued or outstanding.
          (b) The Seller has valid title to the Shares, with the full legal right, authority and power to sell, transfer and convey the Shares to the Buyer in accordance with the terms of this Agreement.
          (c) (i) The Seller is not a party to any agreement with a third party with respect to the voting, sale, transfer or purchase of the Shares and (ii) no Person has any outstanding or authorized option, warrant, right, call, commitment, subscription right, conversion right, exchange right, preemptive right or other securities or agreements (written or oral, firm and conditional) or any right or privilege capable of becoming an option, warrant, right, call, commitment, subscription right, conversion right, exchange right, preemptive right or other security or agreement pursuant to which (A) the Seller or the Company is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any of the Shares, or any interest in the share capital of the Company or (B) the Company has granted, or may be obligated to grant, to any Person other than a registered holder of Shares, and in respect of such Shares only, a right to participate in the profits of the Company.
          Section 3.6 Due Incorporation and Authority.
          Each of the Companies is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now being and as heretofore conducted.
          Section 3.7 Qualification.
          Each of the Companies is duly qualified or otherwise authorized to transact business in every jurisdiction in which such qualification or authorization is required by Law, except where any failure to so qualify or be authorized would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          Section 3.8 Subsidiaries; Equity Interests.
          (a) Set forth in Schedule 3.8(a) are (i) the percentage of shares or other equity interests and voting rights owned, directly or indirectly, by the Company, of each Subsidiary (such shares or equity interests, the “Subsidiary Shares”); (ii) the percentage of shares or other equity interests owned or controlled by any Person other than the Company in each Subsidiary and (iii) all equity interests held by the Companies in any Person other than a Subsidiary.
          (b) All of the Subsidiary Shares are duly authorized, validly issued, fully paid, non-assessable and were not issued in violation of preemptive rights. The Company, directly or indirectly, is the lawful owner of the Subsidiary Shares, free and clear of any Encumbrances.

None of the Subsidiaries has issued any securities other than the shares comprising its share capital as set forth on Schedule 3.8(a).
          (c) (i) Except as set forth in the Agreement of Limited Partnership of Montenay Montgomery Limited Partnership, as amended, neither the Seller nor any of the Companies is a party to any agreement with a third party with respect to the voting, sale, transfer or purchase of the Subsidiary Shares or with respect to the purchase of shares or other equity interests of any entity and (ii) there are no authorized or outstanding subscriptions, options, conversion or exchange rights, warrants, preemptive rights or other securities, agreements or commitments (whether oral or written, firm or conditional) pursuant to which (A) the Seller or any of the Companies is or may become obligated to issue, sell, transfer or otherwise dispose of, redeem or acquire any of the shares of any of the Subsidiaries or any other interest in the share capital of the Subsidiaries or (B) any of the Subsidiaries has granted, or may be obligated to grant, to any Person other than a registered holder of its shares of capital stock, and in respect of such shares only, a right to participate in the profits of such Subsidiary.
          Section 3.9 Organizational Documents and Corporate Records.
          The Seller has made available to the Buyer true and complete copies of the Organizational Documents of each of the Companies as in effect on the date hereof. The minute books, or comparable records, of the Companies have been made available to the Buyer for its inspection and are the true copies of the official minutes of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) or comparable bodies and shareholders (or other equityholders) of the Companies since January 1, 2004. The stock books, or comparable records, of the Companies have been made available to the Buyer for its inspection and are true and complete.
          Section 3.10 No Contravention — Companies.
          Subject to the obtaining of all of the consents and approvals of Governmental Bodies (with respect to the expiration of relevant waiting periods under HSR and the issuance of a relevant order by FERC) and third Persons as set forth on Schedule 3.4(b)(i), (b)(ii) and (b)(iii), the consummation of the transactions contemplated hereby and the performance by the Seller of this Agreement in accordance with its terms and conditions will not: (a) violate any provision of the Organizational Documents of any Company; (b) require any Company to obtain any material consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other Person; (c) violate, conflict with or result in the breach of any of the material terms and conditions of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to accelerate, modify or terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Material Contract to which any Company is a party; (d) violate any Law or Order of any Governmental Body applicable to any Company; or (e) result in the creation of any Encumbrance upon any of the properties of any Company or the Subsidiary Shares.

          Section 3.11 Financial Statements.
          (a) The Company has delivered to the Buyer true and complete copies of (i) the audited consolidated financial statements of the Company and its consolidated Subsidiaries as at and for the years ended December 31, 2006, 2007 and 2008, together with the notes thereto (the “Year-End Financial Statements”, and the balance sheet for the year ending December 31, 2008 therein being the “Audited Balance Sheet”) and (ii) the unaudited consolidated financial statements (without footnotes) of the Company and its consolidated Subsidiaries as at May 31, 2009 and for the five months then ended (the “Interim Financial Statements”, and the balance sheet therein being the “Most Recent Balance Sheet”). Except with respect to the matter referenced in Section 5.15, the Year-End Financial Statements and the Interim Financial Statements have been prepared in accordance with US generally accepted accounting principles applied on a consistent basis, and, on that basis, fairly present, in all material respects, the financial position, results of operations, cash flows and change in stockholders’ equity of the Companies as at and for the periods ended referred to therein, subject in the case of the Interim Financial Statements to normal year-end audit adjustments that are not, in the aggregate, material in amount or type.
          (b) None of the Companies has (i) any off-balance sheet items or (ii) any other indebtedness or liability, absolute or contingent, known or unknown (including any liabilities related to factoring arrangements), except those that were (x) properly reflected on the Audited Balance Sheet or the Most Recent Balance Sheet or specifically disclosed in the footnotes to the Year-End Financial Statements, (y) incurred in the ordinary course of business since the date of the Most Recent Balance Sheet and which do not result, individually or in the aggregate, in a Material Adverse Effect, or (z) set forth in Schedule 3.11(b).
          Section 3.12 No Material Adverse Effect.
          Since the date of the Audited Balance Sheet, there has not been, individually or in the aggregate, a Material Adverse Effect or other event, occurrence, change, effect, development or circumstance that would reasonably be expected to result in a Material Adverse Effect.
          Section 3.13 Taxes.
          Except as set forth in Schedule 3.13:
          (a) The Companies have timely filed, or caused to be timely filed, with all appropriate Governmental Bodies, all Tax Returns required by applicable Law to have been filed by or with respect to any of the Companies prior to the Closing Date (taking into account permissible extensions), each of which Tax Returns is true, correct and complete in all material respects.
          (b) All material Taxes required to be paid by or on behalf of the Companies have been timely (taking into account permissible extensions) paid in full.
          (c) With respect to the Companies, (i) the Seller does not have any Knowledge of any basis for the tolling of applicable statutes of limitations for the assessment of any Taxes, (ii) no waiver or agreement is in force for the extension of time for assessment or payment of any Taxes and no such waiver or agreement has been requested in writing, and (iii) there is no Tax deficiency proposed or, to the Knowledge of the Seller, threatened against any of the Companies.
          (d) No audit or other proceeding is ongoing or pending or, to the Knowledge of the Seller, threatened in writing, with respect to any Taxes due from or with respect to the income, assets or operations of any of the Companies.
          (e) There are no Encumbrances with respect to Taxes upon any asset of the Companies other than Encumbrances for current Taxes not yet due and payable.
          (f) As of December 31, 2008, the unpaid Taxes of the Companies did not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Audited Balance Sheet.
          (g) No claim has been made in writing by any Governmental Body in a jurisdiction where any of the Companies does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return which claim has not been fully paid or settled.
          (h) None of the Companies has any liability for Taxes of any other Person (other than the Seller, any of the Companies or the affiliated group (within the meaning of Section 1504(a) of the Code) of which the Companies are currently members) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.
          (i) None of the Companies nor any of their Affiliates or predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.
          (j) At all times since its formation Montenay Montgomery Limited Partnership has been treated as a partnership for federal and applicable state income Tax purposes.
          (k) No property owned by any of the Companies is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.
          (l) Neither Montenay Inc. nor WC Pinnacle Holdings, Ltd. (i) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a), (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is or was treated as a U.S. corporation under Section 7874(b) of the Code, (iii) or any predecessor in interest of any such entity has or had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that would subject it to United States Tax or (iv) has been the subject of any election pursuant to Treasury Regulations Section 301.7701-3 or any similar or analogous provision of U.S. state or local Tax Law.
          (m) With respect to any Subsidiary which is taxed as a partnership for United States federal income tax purposes, (i) the Buyer will have the ability to cause such Subsidiary to make an election under Section 754 of the Code with respect to the Taxable period in which the Buyer’s deemed purchase of such Subsidiary’s partnership interests occurs; (ii) such Subsidiary at the time of the Buyer’s deemed purchase of the Subsidiary’s partnership interests will have in effect an election under Section 754 of the Code, or (iii) the Seller will cause such Subsidiary to make a Section 754 election with respect to the Taxable period in which the Buyer’s deemed purchase of such Subsidiary’s partnership interests occurs.
          Section 3.14 Compliance with Laws.
          Except as set forth on Schedule 3.14, (i) none of the Companies is in, or in the past three years has been in, material violation of any applicable order, judgment, injunction, award, decree or writ (collectively, “Orders”), or any applicable law, statute, code, ordinance, regulation, rule or other requirement (collectively, “Laws”) of any Governmental Body (but not including, however, Environmental Laws, which are addressed separately in Section 3.17), and (ii) none of the Companies has received notice that any such material violation is being or may be alleged.
          Section 3.15 Claims and Proceedings.
          Except with respect to environmental matters, which are treated separately in Section 3.17, (i) there are no material outstanding Orders of any Governmental Body against or involving any of the Companies and (ii) except as set forth on Schedule 3.15, there are no pending material actions, claims, demands, litigations or legal, administrative or arbitral proceedings (collectively, “Claims”), or, to the Knowledge of the Seller, threatened Claims or pending or threatened material investigations, against or involving any of the Companies.
          Section 3.16 Permits.
          (i) The Companies have all licenses, permits, exemptions, consents, waivers, authorizations, rights, orders or approvals of, and have made all required registrations with, any Governmental Body that are material to the conduct of the business, or the use of any material properties, of the Companies as such business and properties are currently conducted and used (collectively, “Permits”) (other than Permits relating to compliance with Environmental Laws, which are addressed separately in Section 3.17(b)), (ii) all such Permits are in full force and effect (including by operation of law), (iii) no Claim to revoke, limit or modify any of such Permits has been served upon any of the Companies, or is pending or, to the Knowledge of the Seller, threatened, and (iv) the Companies are in material compliance with all terms and conditions thereof, including the filing of any renewal applications on a timely basis.

          Section 3.17 Environmental Matters.
          Except as disclosed on Schedule 3.17:
          (a) None of the Companies are, nor have any of the Companies been within the past three (3) years, in violation in any material respect of any Environmental Law in effect as of the date hereof or at any given time during such three-year period, as the case may be.
          (b) The Companies have all material Permits required pursuant to Environmental Laws, in effect as of the date hereof (“Environmental Permits”), and all such Permits are in full force and effect (including by operation of law). The Companies have each taken all commercially reasonable actions to maintain the effectiveness of their respective Environmental Permits, including the submission of timely and complete applications for renewal or reissuance of such Permits. No Claim to revoke, limit or modify any of such Permits has been served upon any of the Companies, or is pending, and the Companies are in compliance with all material terms and conditions thereof.
          (c) To the Knowledge of the Seller, (i) all Environmental Permits required to be held by the applicable governmental or public authorities, agencies, municipalities, or political subdivisions thereof, under the relevant service agreements or similar or related agreements have been obtained by the appropriate entity and are in full force and effect and such entity has taken all commercially reasonable actions to maintain the effectiveness of their respective Environmental Permits, including the submission of timely and complete applications for renewal or reissuance of such Permits; and (ii) no Claim to revoke, limit or modify any of such Permits has been served upon any such entity, or is pending, and such entity is in compliance with all material terms and conditions thereof.
          (d) No Hazardous Substances have been Released by or as a result of any action or omission of the Companies or their Affiliates, or, to the Knowledge of the Seller, any other Person, at or under any real property currently or formerly owned, leased or operated by any of the Companies, in a quantity or manner that has resulted in contamination of the soil, groundwater, surface water or structures that requires any of the Companies to undertake any Remedial Action or could reasonably be expected to result in the assertion of an Environmental Claim against any of the Companies that, in either case, would reasonably be expected to result, individually or in the aggregate, in costs, expenses, or damages in excess of $250,000.
          (e) None of the Companies has generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substance at any location except in material compliance with Environmental Laws, in a manner and quantity reasonably necessary for the conduct of their business, and in a manner that would not reasonably be expected to result in the assertion of a material Environmental Claim against any of the Companies.
          (f) No Environmental Claim is currently pending or, to the Knowledge of the Seller, threatened against any of the Companies nor, to the Knowledge of Seller, is there any pending or threatened investigation by any Governmental Body or other Person that could reasonably be expected to result in the assertion of a material Environmental Claim against any of the Companies.
          (g) None of the Companies has entered into any written agreement now in effect with any Governmental Body or any other Person by which any Company has assumed responsibility, either directly or as a guarantor or surety, for the remediation of any condition arising from or relating to a Release or threatened Release of Hazardous Substances.
          (h) None of the Companies has received notice from a Governmental Body or notice that may reasonably be interpreted to be credible from any other Person, relating to (i) the material violation of any Environmental Laws or Environmental Permits that would have a material impact on the conduct of the business of any of the Companies; (ii) a Release of Hazardous Substances for which any Company may be directly or indirectly liable under Environmental Laws; or (iii) injury or damage to any Person, property, or natural resource as a result of exposure to or the presence, Release, threatened Release, or discharge of any Hazardous Substances for which any Company may be directly or indirectly liable under Environmental Laws.
          (i) The Seller and the Companies have provided or otherwise made available to the Buyer all environmental audits, reports, and assessments concerning the Companies, their business or their real property (whether owned, leased or operated), that are in the possession, custody or control of the Seller or the Companies.
          Section 3.18 Contracts.
          (a) “Material Contracts” shall include any of the following Contracts to which any of the Companies is a party:
               (i) any Contract with any customer of the Companies representing 5% or more of the Company’s consolidated revenues for 2008, and any service agreement, power purchase agreement, steam purchase agreement or similar agreement with customers of the Companies;
               (ii) any Contract with any officer, director or employee, or Affiliate thereof, on the one hand, and the Company or any Affiliate thereof, on the other hand, involving payment by any Company of a minimum amount in excess of $50,000 per year, excluding employment contracts that can be terminated without continuing payments in excess of $50,000;
               (iii) any Contract with any labor union or association representing any employee of the Companies;
               (iv) any partnership agreement, limited liability company agreement or joint venture agreement of the Companies;
               (v) any outstanding loan agreements, guarantee agreements, letters of credit, mortgages, promissory notes or other documents relating to the borrowing of money or for lines of credit (other than intercompany loans and indebtedness between the Companies, and any arrangements between the Companies and the Seller and its Affiliates that are repaid or terminated at or prior to the Closing);
               (vi) any Contract or commitment limiting or restricting any of the Companies (including any Affiliates following the Closing) in any respect from engaging in or competing in any line of business or in any territory;
               (vii) any Contract pursuant to which any third party manages any business belonging to any of the Companies or is given the right to operate or manage a business on the premises owned, operated or leased by any of the Companies;
               (viii) any Contract to buy or sell a material portion of the assets of any Company;
               (ix) any guarantee or similar agreement pursuant to which any of the Companies guarantees the obligations of any third party, including the Seller or an Affiliate of the Seller (other than the Companies);
               (x) any Contract pursuant to which any of the Companies has any continuing indemnity or similar obligations or undertakings to any third Persons in respect of the sale of any company or other entity or business, or pursuant to which any of the Companies is the beneficiary of any continuing indemnity or similar obligations or undertakings from any third Persons in respect of the acquisition of any Companies or other entity or business; and
               (xi) any Contract not covered pursuant to clauses (i) through (x) which involves the payment or receipt by any Company of a minimum amount in excess of $1,000,000 in any single year.
          (b) There have been made available to the Buyer true and complete copies of all of the Material Contracts. Except as set forth on Schedule 3.18(b), (i) all of the Material Contracts are valid and binding upon and enforceable against the Company (or Subsidiary of the Company, as the case may be) and, to the Knowledge of the Seller, the other parties thereto, in accordance with their terms, (ii) none of the Companies is in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder, and (iii) to the Knowledge of the Seller, no other party to any Material Contract is in default thereunder in any material respect, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder by any such party.
          Section 3.19 Real Estate.
          (a) Set forth on Schedule 3.19(a) is a full and complete list and description of all real property owned by any of the Companies. Except as set forth on Schedule 3.19(a), each of the Companies has good title to all real properties owned by it, free and clear of any material Encumbrances, except for Permitted Encumbrances.
          (b) Set forth on Schedule 3.19(b) is a full and complete list and description of all leases and other Material Contracts entered into by the Companies or relating to real property used by any Company, but not owned by any Company. (i) Each of the Companies has the right to occupy all real property leased or used by it and to use the same for the conduct of its business as currently conducted, in each case of leased real property under valid and enforceable leases, (ii) none of such leases entitles the counterparty to terminate the relevant lease according to its express terms as a result of a change in control of the Company or indirect change of control of any Subsidiary, (iii) none of the Companies is in material breach of or default and no event has occurred which, with due notice or the lapse of time or both, may constitute such a material breach or default, under any lease, and no party to any lease has given any of the Companies written notice of or made a claim with respect to any material breach or default, the consequences of which, individually or in the aggregate, would result in any party to such lease having the right to terminate such lease and (iv) to the Knowledge of the Seller, without inquiry, none of the properties subject to a lease is subject to any sublease, license or other agreement involving any of the Companies pursuant to which any Person grants to any other Person any right to the use, occupancy or enjoyment of such property or any portion thereof.
          (c) Condemnation. None of the Companies has received notice of and there is no pending, and, to the Knowledge of the Seller, no threatened or contemplated, condemnation proceeding affecting any real property owned, leased or used by any Company, nor any sale or other disposition of the real property or any part thereof in lieu of condemnation.
          Section 3.20 Tangible Property.
          The material facilities, machinery, equipment, Improvements and other tangible property (the “Tangible Property”) of, used by or operated by the Companies are in all material respects, taking into account in each case the design, age, prior use and locale of, and prevailing weather and soil conditions applicable to, such Tangible Property, in operating condition and repair adequate for the purposes for which the Companies currently use such Tangible Property, subject to continued repair and replacement generally in accordance with past practice and as can reasonably be expected to be required taking into account in each case the design, prior use, age and locale of, and prevailing weather and soil conditions applicable to, such Tangible Property, and normal wear and tear.
          Section 3.21 Receivables.
          To the Knowledge of the Seller, all accounts and notes receivable reflected on the Most Recent Balance Sheet, and all accounts and notes receivable arising subsequent to the date of the Most Recent Balance Sheet, in each case net of reserves, (i) represent valid obligations arising from sales made, services rendered, or amounts loaned by the Companies, in the ordinary course of business and (ii) are the bona fide obligations of the account debtor in accordance with their terms.
          Section 3.22 Intellectual Property.
          Except as set forth on Schedule 3.22, and except with respect to standard off-the-shelf software (and special software such as PeopleSoft, Enviance, Ceridian, etc.), to the Knowledge of the Seller (i) the Companies own or are licensed or otherwise have the right to use all copyrights, patents, trade secrets, trademarks and other proprietary rights (collectively, the

“Intellectual Property”) that are used in connection with the businesses of the Companies, free and clear of any Encumbrances, (ii) none of the Intellectual Property infringes or violates any Intellectual Property right of another Person, and (iii) none of the Companies otherwise in the conduct of its business infringes upon the Intellectual Property rights of any other Person.
          Section 3.23 Title to Properties.
          The Companies (or to the Knowledge of the Seller, without inquiry, the applicable owner or lessees thereof) own and have good title or a valid leasehold interest in or other enforceable right to use all of the properties and assets (other than real property, which is addressed in Section 3.19) used in connection with their businesses, including without limitation all of the properties and assets (other than real property, which is addressed in Section 3.19) reflected on the Most Recent Balance Sheet, in each case free and clear of any Encumbrance (except for Permitted Encumbrances), except for properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Most Recent Balance Sheet and except where the failure to have such title does not, individually or in the aggregate, constitute a Material Adverse Effect.
          Section 3.24 Customers.
          To the Knowledge of the Seller, since the date of the Audited Balance Sheet, there has not been any actual, or any threatened, termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship of the Companies, or the business of the Companies, with any customer whose purchase or usage of the services of the Companies represents more than 5% of the consolidated revenues of the Companies for 2008.
          Section 3.25 Employees and Benefit Plans.
          (a) Set forth on Schedule 3.25(a) are all (i) material Benefit Plans sponsored, maintained or contributed to by the Seller and its subsidiaries (other than the Companies) and (ii) all Company Benefit Plans. “Benefit Plans” shall mean (i) “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and (ii) all 401(k) and retirement, deferred compensation, profit sharing, stock purchase, stock option and other equity-based, health and disability insurance, employment, severance, change in control, “golden parachute,” retention, consulting, bonus, incentive, collective bargaining, fringe benefit and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), covering or otherwise applicable to any of the current or former employees, directors or consultants of any of the Companies (the “Company Employees”) (or any dependents or beneficiaries thereof) or under which any of the Companies has any present or future liability (other than for purposes of clauses (i) and (ii) above, (i) Contracts which are covered under Section 3.18(a)(iii) or (ii) plans, agreements, programs, policies or other arrangements that would be Benefit Plans, but for the fact that they are maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States (such plans referred to hereafter as “Foreign Benefit

Plans”). Benefit Plans sponsored or maintained by the Companies are referred to herein as, the “Company Benefit Plans”. With respect to each Benefit Plan, the Seller has provided, or made available, to the Buyer a current, accurate and complete copy (or, an accurate description) thereof and any summary plan description, and with respect to each Company Benefit Plan, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, and (iii) for the two most recent years, the Form 5500 and attached schedules, audited financial statements and actuarial valuation reports.
          (b)
               (i) All amounts which are required to be paid or contributed by any of the Companies in respect of any Benefit Plan (A) for any period ending prior to December 31, 2008, shall have been fully and timely paid or contributed; and (B) for any period thereafter, shall have been either fully and timely paid or contributed or properly accrued as a reserve.
               (ii) All payments due to Company Employees have been fully and timely made or properly recorded as a liability on the books of the relevant Company, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability or obligation of the Companies.
               (iii) Since the date of the Most Recent Balance Sheet, none of the Companies has (A) paid or agreed to pay any bonuses or made or agreed to make any increase in the rate of wages, salaries or other remuneration of any individual Company Employees or any specific group or category of Company Employees, other than increases in the rate of wages or salaries in the ordinary course of business and in a manner consistent with past practice, or otherwise as dictated by the mandatory requirements of applicable Law or the terms of any applicable Benefit Plan existing as of the date of this Agreement or (B) changed its hiring or termination policies or practices in any respect, it being understood that the Seller may make or agree to make certain retention, severance or similar payments at any time at its own cost.
               (iv) The Companies have complied, and the Company Benefit Plans have been maintained in compliance, in all material respects with all applicable Laws relating to Benefit Plans, employment, employment practices and terms and conditions of employment and the terms of all applicable Benefit Plans. The Benefit Plans sponsored, maintained or contributed to by the Seller and its subsidiaries (other than the Companies) have been maintained in compliance with all applicable Laws relating to Benefit Plans, employment, employment practices and terms and conditions of employment and the terms of all applicable Benefit Plans, except as would not, individually or in the aggregate, reasonably be expected to result in material liability or obligation of the Companies.
          (c) Except as set forth on Schedule 3.25(c), (i) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and the Company is not aware of any facts or circumstances that could reasonably be expected to cause the loss of such qualification, (ii) no event has occurred that has subjected, and, to the Knowledge of the Seller no condition exists that would subject, any of the Companies, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, (iii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to result in material liability or obligation of the Companies, (iv) none of the Companies or any member of the Controlled Group has at any time within the past six years maintained, sponsored or contributed to, or has or had any liability or obligation in respect of, any employee benefit plan that is subject to Title IV of ERISA, including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (v) none of the Companies has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise tax under Section 4980B of the Code and (vi) each Benefit Plan that is subject to Section 409A of the Code (“Section 409A”) has been administered in all material respects in compliance with Section 409A and all applicable Internal Revenue Service guidance promulgated thereunder.
          (d) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability or obligation of the Companies, with respect to each Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Seller, threatened, (ii) to the Knowledge of the Seller, no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the Internal Revenue Service or other governmental agencies are in progress, pending or, to the Knowledge of the Seller, threatened (including, without limitation, any routine requests for information from the PBGC).
          (e) Neither the execution of this Agreement nor the transactions contemplated hereby (whether alone or in connection with any other event(s)) could (i) except as set forth on Schedule 3.25(e)(i), result in severance pay or any increase in severance pay upon any termination of employment, (ii) except as set forth on Schedule 3.25(e)(ii), accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans, or (iv) result in payments under any of the Benefit Plans which would not be deductible under Section 280G of the Code.
          (f) Except as set forth on Schedule 3.25(f), there are no Foreign Benefit Plans. With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws except as would not, individually or in the aggregate, reasonably be expected to result in material liability or obligation of the Companies, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company entity except as would not, individually or in the aggregate, reasonably be expected to result in material liability or obligation of the Companies, and (iii) no material liability or obligation of the

Companies exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 3.25(f).
          Section 3.26 Employee Relations.
          Except as set forth in Schedule 3.26, each Company that is a signatory to a collective bargaining agreement is in all material respects in compliance with the terms thereof and is not and during the past three years has not been engaged in any material unfair labor or material unfair employment practices. No union certification or decertification petition has been filed and, to the Knowledge of the Seller, no union authorization card campaign has been conducted relating to employees of any Company within the past twelve months. No Claims exist or are, to the Knowledge of the Seller, threatened, between any of the Companies and its employee representative institutions or unions. No labor strike, material slowdown or material work stoppage or lockout is currently pending or has been, to the Knowledge of the Seller, threatened.
          Section 3.27 Powers of Attorney.
          Except as set forth in Schedule 3.27 and powers of attorney granted in financing documents and other operative documents in the ordinary course, none of the Companies has given any power of attorney or similar authority which remains in force and no Person, as agent or otherwise, is entitled or authorized to bind or commit any of the Companies in any way (other than its directors and officers in the ordinary and usual course of that Company’s business).
          Section 3.28 Insurance.
          (a) All insurance policies maintained by the Companies or under which any is an insured party are in full force and effect, and sufficient for all requirements of applicable Law and insurance requirements specified under assumed contracts, (b) all premiums due and payable in respect of such insurance policies have been duly paid, and (c) as of the date hereof none of the Companies has received any written notice from or on behalf of any insurance carrier issuing such policies that there will hereafter be a cancellation, or a material increase in a deductible or non-renewal of existing policies, or that material alteration of any equipment or any improvements to real estate owned or operated by or leased to or by any of the Companies or material modification of any of the methods of doing business of any of the Companies, will be required or suggested; provided, that, no representation is made regarding policies maintained by property owners.
          Section 3.29 Operations of the Companies
          Since the date of the Most Recent Balance Sheet, except as contemplated by this Agreement, the business of the Companies has been conducted in the ordinary course, consistent with past practice, and none of the Companies has:
          (a) except for bank borrowings in the ordinary course of business under existing facilities, incurred or guaranteed any indebtedness;

          (b) made any change in its accounting or financing methods or practices or made any change in depreciation or amortization policies or rates adopted by it except as required by United States generally accepted accounting principles as in effect on the date hereof;
          (c) made any loan or advance to any of its officers, directors, employees, consultants, agents or other representatives (other than travel or similar advances made in the ordinary course of business consistent with past practice), or made any other loan or advance otherwise than in the ordinary course of business;
          (d) increased in any manner the compensation, remuneration or fringe benefits (other than increases in the rate of wages or salaries in the ordinary course of business consistent with past practice) of any Company Employees, or paid or agreed to pay any pension or retirement allowance not required by any existing Benefit Plan to any such Company Employees (other than as contemplated by Schedule 3.25(a)), or established, adopted, entered into, terminated, granted any waiver or consent under, altered or amended (other than by amendments relating to technical or administrative matters or amendments required by applicable Law) any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (other than in the ordinary course of renewing or switching providers of such Benefit Plans);
          (e) except in the ordinary course of its business consistent with past practice, sold, abandoned or made any other disposition of, or suffered any impairment with respect to, any of its material properties or assets, determined to close any sites or significant facilities (other than with respect to the Excluded Subsidiaries as to which there shall be no such restrictions), or made any acquisition of all or any part of the properties, capital stock or business of any other Person;
          (f) except in the ordinary course of its business consistent with past practice, terminated, modified, amended, entered into or failed to renew any Material Contract (other than any service agreement, power purchase agreement or similar agreement) or entered into any Contract that would be a Material Contract if in existence on the date hereof;
          (g) terminated, modified, amended, entered into or failed to renew any service agreement, power purchase agreement or similar agreement;
          (h) failed to make capital expenditures or maintenance expenditures substantially in accordance with the capital expenditure and maintenance expenditure forecasts to be delivered to the Buyer within ten Business Days of the date hereof (which shall be reasonably consistent with previous information provided to the Buyer), or failed to make operations or similar expenditures necessary to maintain the Tangible Property of the Companies in the ordinary course of business consistent with past practice;
          (i) paid, discharged, satisfied, settled or compromised any material (a) liabilities or obligations, except in the ordinary course of business, or (b) Claims;
          (j) made or changed any election with respect to Taxes; adopted or changed any material accounting method with respect to Taxes; amended any Tax Return; entered into any private letter ruling, closing agreement or similar ruling or agreement with the Internal Revenue Service or any other Tax authority; settled any audit or proceeding with respect to a material amount of Taxes owed by any of the Companies or foregone any material Tax refund;
          (k) amended its Organizational Documents; or
          (l) entered into any agreement, or otherwise became obligated, to take any of the foregoing actions.
          Section 3.30 Contracts with Affiliates.
          Subject to Section 5.7 and those items listed in Schedule 3.30, none of the Companies will be after the Closing bound by any contractual obligation or commitment in favor of the Seller or any of its Affiliates (other than the Companies). None of the Seller or any of its Affiliates (other than the Companies) owns any assets, rights or properties presently used by the Companies in the conduct of their respective businesses, except as disclosed in Schedule 3.22, Schedule 3.30 and the Shared Overhead Services memo dated May 20, 2009.
          Section 3.31 Broker’s, Finder’s or Similar Fees.
          There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Companies in connection with the transactions contemplated hereby. Except for a commission payable to Credit Suisse, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Seller in connection with the transactions contemplated hereby.
          Section 3.32 Regulatory Matters.
          (a) Each of the Company or its Subsidiaries either (i) is not a “holding company” or a “public-utility company” within the meaning of PUHCA, as amended and the implementing regulations of FERC or (ii) is exempt from regulation by FERC under PUHCA.
          (b) The facility owned and operated by Montenay Montgomery Limited Partnership is a “qualifying facility” (“QF”), within the meaning of PURPA and the rules and regulations promulgated thereunder and is not currently subject to any pending inquiry, investigation, or challenge relating to its status as a QF.
          (c) With the exception of Montenay Montgomery Limited Partnership, none of the Subsidiaries is subject to the FPA.
          (d) With the exception of the sale and transfer of Montenay Montgomery Limited Partnership, the sale and transfer of the Shares under this Agreement is not subject to prior approval by FERC under Section 203 of the FPA.
          (e) Neither the Company nor any of its Subsidiaries, is subject to state laws or regulations respecting (i) the rates of electric utilities or (ii) the financial and organizational regulation of electric utilities.

          (f) Montenay Montgomery Limited Partnership only sells electric energy and capacity from its facility at wholesale pursuant to a power sales agreement (including any amendments thereto) which has been accepted for filing by FERC, and the order by which FERC accepted the power sales agreement for filing is final and non-appealable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
          The Buyer represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:
          Section 4.1 Due Incorporation and Authority.
          The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.
          Section 4.2 Authority to Execute and Perform Agreement.
          The Buyer has the full legal and corporate right, power and authority to enter into, execute and deliver this Agreement to consummate the transactions contemplated hereby and to perform fully its obligations hereunder, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and no other proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Buyer and (assuming due execution and delivery hereof by the Seller) this Agreement is the valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.
          Section 4.3 No Contravention — Buyer.
          Subject to the obtaining of all consents and approvals of Governmental Bodies as set forth in Section 4.4, the execution and delivery by the Buyer of this Agreement, the consummation of the transactions contemplated hereby and the performance by the Buyer of this Agreement in accordance with its terms and conditions do not and will not: (a) violate any provision of the Organizational Documents of the Buyer; (b) require the Buyer to obtain any material consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other Person; (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to accelerate, modify or terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract to which the Buyer is a party; or (d) violate any Law or Order of any Governmental Body applicable to the Buyer.

          Section 4.4 Governmental Filings and Approvals.
          Assuming the accuracy of any information provided by the Seller and the Company in response to the Buyer’s request therefor, the only approvals by, notifications to or filings with any Governmental Body required to be made or received, as the case may be, by the Buyer in respect of the transactions contemplated hereby are those filings and approvals necessary under HSR, and with FERC and FCC. The Buyer is not a “public utility,” as that term is defined in the FPA or a “holding company” under PUHCA other than with respect to the ownership of exempt wholesale generators under PUHCA or qualifying facilities under PURPA, or a “public utility” or “electric utility” (or other similar term) subject to regulation by a state public utility or public service commission.
          Section 4.5 Financing.
          The Buyer has available funds in an aggregate amount sufficient to complete the transactions contemplated by this Agreement.
          Section 4.6 Broker’s, Finder’s or Similar Fees.
          Except for a commission payable to Compagnie Financière Edmond de Rothschild, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Buyer in connection with the transactions contemplated hereby.
          Section 4.7 Seller’s Representations.
          Neither the Seller nor any of its Affiliates has made, and the Buyer has not relied upon, any representation or warranties of the Seller or any of its Affiliates other than those contained in Article III hereof (as supplemented by the Schedules hereto).
ARTICLE V
COVENANTS AND AGREEMENTS
          Section 5.1 Conduct of Business
          From the date hereof through the Closing Date, the Seller agrees to cause the Companies, except as contemplated in this Agreement, (a) to conduct their business in the ordinary course consistent with past practice, (b) except with the prior written consent of the Buyer (not to be unreasonably withheld or delayed), not to undertake any of the actions described in Section 3.29 and (c) to (i) maintain and operate the properties and assets of the Companies in good operating condition and repair, ordinary wear and tear excepted; (ii) use commercially reasonable efforts to preserve and maintain the goodwill associated with the business of the Companies and their relationships with the employees of the Companies and the material customers and suppliers of, and others doing business with, the Companies; and (iii) use commercially reasonable efforts to comply with all applicable Laws and to maintain in effect all material Permits.

          Section 5.2 Corporate Examinations and Investigations; Information.
          Except as otherwise prohibited by applicable Law, the Seller shall permit the Buyer and its authorized representatives such access (during regular business hours and subject to reasonable advance notice to the Company and the Seller) to all records and other data relating to the Companies, as well as access to the properties, assets and employees of the Companies as the Buyer may reasonably request from time to time. Subject to applicable Law, the Seller shall undertake, within one week following the conclusion of each month beginning with June 2009, to use its commercially reasonable efforts to provide to the Buyer, but only to the extent provided to the senior management of the Company, the Company’s monthly news summary, monthly operational performance statistics by plant and monthly financial performance statistics by plant, in each case, as has been prepared historically by the Company in the ordinary course of business consistent with past practice.
          Section 5.3 Confidentiality Agreement.
          Except as otherwise contemplated hereunder, the terms, conditions and obligations of the respective parties contained in the Confidentiality Agreement dated May 6 2009, by and between Veolia Environnement SA and the Buyer (the “Confidentiality Agreement”), shall be binding upon and inure to the benefit of, the Seller and the Buyer, and shall survive the execution of this Agreement, except to the extent the parties are required to disclose information related to this Agreement (i) in filings made pursuant to applicable Law that are required to be made in order for the conditions to the Closing to be satisfied, (ii) to satisfy any other condition contemplated hereunder or (iii) pursuant to the disclosure requirements contained in the securities laws or stock exchange regulations applicable to the Buyer or the Seller or their respective Affiliates.
          Section 5.4 No Solicitation.
          From the date hereof until the earlier of (i) the termination of this Agreement pursuant to Section 2.3 and (ii) the Closing Date, neither the Seller nor any Company shall, and the Seller shall cause its Affiliates and its and their representatives not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than any party hereto or any Affiliate, associate or designee of any party hereto) concerning any proposal for the sale, merger, combination, joint venture or other transaction involving all or any part of the Shares or the business and properties of the Companies (except with respect to any Excluded Subsidiary which, for the avoidance of doubt, shall not include the Montgomery Subsidiaries or the Dade Subsidiaries for purposes of this Section 5.4).
          Section 5.5 Publicity.
          The parties agree that, except as required by applicable Law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Seller and the Buyer.

          Section 5.6 Expenses.
          The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, counsel and accountants.
          Section 5.7 Intercompany Debt.
          On or prior to the Closing, all Intercompany Debt of any kind and all other intercompany Contracts of any kind between the Seller and its Affiliates (other than any Company), on the one hand, and any Company, on the other hand, except as set forth on Schedule 5.7, will be terminated without any payment by or cost to the Buyer or any Affiliate thereof, including any of the Companies, following the Closing.
          Section 5.8 Updating of Schedules; Further Assurances; Fulfillment of Closing Conditions; Cooperation; Other Matters.
          (a) At any time on or prior to the Closing Date, the Seller shall be entitled to deliver to the Buyer, and the Buyer shall be entitled to deliver to the Seller, a supplement or supplements to the schedules contemplated herein or representations, warranties or other disclosures contemplated herein to reflect events or occurrences between the date hereof and the Closing Date; provided, however, that no such updating pursuant to this Section 5.8(a) (other than to reflect the activities of the Companies with respect to which the Buyer consents in accordance with Section 5.1) will be effective to amend any representation or warranty with respect to, or affect in any way, any right to indemnification of the Buyer or the Seller, as the case may be, pursuant to this Agreement.
          (b) Each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.
          (c) Each of the parties hereto shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles VI and VII provided herein to be obtained or fulfilled by such party. Without limiting the foregoing, the Seller and the Buyer shall diligently assist and cooperate with each other in preparing and filing all documents to be submitted by any of them to any Governmental Body in connection with any regulatory requirements in connection with or arising out of the consummation of the transactions contemplated hereby (including under HSR and the FPA and the rules and regulations promulgated thereunder, and the rules and regulations of FERC promulgated thereunder), which assistance and cooperation shall include, without limitation, furnishing in a reasonably timely manner accurate and complete information concerning the Seller, the Buyer, the Companies and their respective Affiliates as is reasonably required. The Buyer and the Seller shall diligently assist and cooperate with each other, on the basis set forth in Sections 5.8(e), (g) and (h), in the Buyer’s and Seller’s preparation for and obtaining of the consents and approvals from third-Persons required pursuant to Sections 6.4(c) and (d). The parties acknowledge that they shall jointly pursue obtaining such consents and approvals referred to in the prior sentence immediately following the date hereof. The Buyer shall be solely responsible for all FCC filings and approvals; provided, that the Seller shall cooperate with any reasonable requests of the Buyer in making such filings and obtaining such approvals.
          (d) Notwithstanding any of the foregoing, the Buyer shall comply with any conditions imposed by, or any requests from, any Governmental Body for required disposals or other commitments in order for the conditions set forth in Sections 6.4(a) and (b) and Sections 7.4 (a) and (b) to be fulfilled; provided, however, that in no event shall the Buyer be required to dispose of, or otherwise suffer any substantial impairment or limitation with regard to the use of, enjoyment of or receipt of the full range of options and benefits derived from the ownership and operation of any facilities, sites, operations, contracts or other assets (i) currently owned by the Buyer or its Affiliates or (ii) contemplated to be transferred as part of this transaction and having revenues for the year ended December 31, 2008 attributable to such assets of greater than $20,000,000 as such revenues are reflected in the 2008 Year-End Financial Statements.
          (e) If the Closing shall not have occurred solely by reason of the failure of the condition set forth in Section 6.4(c) with respect to Schedule 3.4(b)(iii), then the Buyer shall be deemed to have waived such condition and the Seller shall be entitled to deliver to the Buyer a notice (a “Cut-Off Notice”) notifying the Buyer that the Seller wishes to require the Closing to occur on all of the other terms and conditions set forth herein and for this Agreement otherwise to apply, except as follows:
               (i) Prior to the Closing, the Company shall (x) distribute or transfer to the Seller or an Affiliate thereof (other than any other Company) that is a domestic entity all of the capital stock of any Subsidiary or Subsidiaries as to which the consent or approval referred to in Section 6.4(c) with respect to Schedule 3.4(b)(iii) has not been obtained (a “Retained Subsidiary”) or (y) otherwise restructure the transactions contemplated under this Agreement in a manner that results in avoidance of the consents or approvals which otherwise would have been required and which otherwise maintains the economic effect of this Agreement, and the parties shall in good faith cooperate to achieve such restructuring, which restructuring under clause (y) shall be reasonably acceptable to the Buyer and the Seller;
               (ii) The Seller shall use its commercially reasonable efforts to manage and operate any Retained Subsidiary in accordance with past practice, except as the Buyer may otherwise direct (with confirmation in writing, if reasonably requested by the Seller), and to consult with the Buyer with respect to such management and operation to the maximum extent that the Buyer may reasonably request; provided, that, the Seller shall not cause any distributions to be paid by such Retained Subsidiary to the Seller other than to pay costs and expenses of the Retained Subsidiary which have been paid by the Seller or its Affiliates and provided further that the Seller shall, and shall cause the Retained Subsidiaries, (A) to timely file with all appropriate Governmental Bodies all Tax Returns required by applicable Law to be filed by or with respect to any of the Retained Subsidiaries prior to the transfer described in Section 5.8(e)(vi) and (B) to timely (taking into account permissible extensions) pay all material Taxes required to be paid by or on behalf of the Retained Subsidiaries, which paid Taxes (other than withholding Taxes described in Section 5.8(e)(iv)) shall for purposes of Section 5.8(e)(iv) be a permitted reduction of positive cash flow, and (C) not to undertake any of the actions described in Section 3.29(j);

               (iii) The Buyer shall second to any Retained Subsidiary at the Buyer’s expense such management and other personnel as may be reasonably required for the Seller to manage the operations of such Retained Subsidiary;
               (iv) At the periodic request of the Buyer, subject to (v) below, the Seller or the relevant Retained Subsidiary shall pay over to the Buyer such amount of positive free cash flow generated by the Retained Subsidiary as the Retained Subsidiary would have been legally entitled to distribute, net of capital expenditures and the reasonable costs of personnel required by the Seller to assist in obtaining any consents or approvals, for the avoidance of doubt, not including any withholding Taxes on any distributions to the Seller or its Affiliate or payments made under this Section 5.8(e)(iv);
               (v) Subject to the provisions of Annex I hereto, the Buyer shall hold the Seller and the Retained Subsidiary harmless from all Losses incurred in connection with the Seller’s compliance with or performance of (i)-(iv) above;
               (vi) The Seller shall retain ownership of any Retained Subsidiary until such time as any required consent or approval shall be obtained or no longer required, whereupon the Seller shall cause full ownership of the capital stock of the Retained Subsidiary to be transferred free and clear to the Buyer or as the Buyer may direct without payment of any additional consideration by the Buyer, in each case, in accordance with the terms and conditions contained in this Agreement, mutatis mutandis; and
               (vii) The Buyer and the Seller shall use commercially reasonable efforts to structure the transfer of cash to the Buyer contemplated by Section 5.8(e)(iv) in a manner that minimizes the amount of withholding or other Taxes payable with respect to any distributions or payments made in contemplation of, or pursuant to, Section 5.8(e)(iv).
          (f) The Buyer shall use its commercially reasonable efforts to replace or to cause the replacement of the Seller or any of its Affiliates (other than the Companies) on any obligation by way of guaranty, letter of credit, performance bond or similar commitment, in each case as set forth on Schedule 5.8(f), for the benefit of the Company or any of its Subsidiaries; provided, that, to the extent that such substitution is not effectuated prior to the Closing Date with respect to any letter of credit or performance bond, the Buyer shall pay to the Seller commencing on the Closing Date a fee equal to 0.5% per annum and to the extent that such substitution is not effectuated within 90 days following the Closing Date, the Buyer shall pay to the Seller a fee equal to 1.5% per annum commencing on the ninety-first day following the Closing Date, and to the extent that such substitution is not effectuated within 180 days following the Closing Date, the Buyer shall pay to the Seller a fee equal to 2.5% per annum commencing on the one hundred eighty-first day following the Closing Date, any such fee to be paid on the amount of any such letter of credit or performance bond until such substitution is finally achieved.
          (g) If each of the approvals and consents set forth on Schedule 3.4(b)(i) and Schedule 3.4(b)(ii) have not been obtained or waived, then the Closing shall occur on the terms and conditions set forth in this Agreement, except as provided in clauses (i) — (iii) below and the

Montgomery Subsidiaries shall be retained and subsequently transferred as provided in, and subject to, clauses (iv) — (vii) below:
               (i) Prior to the Closing, the Seller shall have caused the Montgomery Subsidiaries to be distributed or transferred to the Company or the Seller or an Affiliate thereof that is a domestic corporation for U.S. federal income tax purposes, is part of an affiliated group with the Montgomery Subsidiaries (within the meaning of Section 1504(a) of the Code) and is not directly or indirectly to be transferred to the Buyer at the Closing in accordance with this Agreement (any such transferee, the “Montgomery Seller”). “Montgomery Subsidiaries” shall mean Montenay Montgomery Corp., Montenay Energy Resources of Montgomery County, Inc., Montenay Montgomery GP Corp., Montenay Montgomery Investments Corp. and Montenay Montgomery Limited Partnership;
               (ii) At the Closing, the Company shall sell to the Buyer all of the capital stock of Veolia ES Waste-to-Energy, Inc. and Montenay Inc. with appropriate adjustments to the closing deliveries, procedures and other provisions of this Agreement in a manner consistent with the intention of this Agreement to permit the sale of such entities in lieu of the sale of the Company;
               (iii) The calculation of the Purchase Price in Section 1.1(a) for purposes of the Closing shall be adjusted as follows: (A) the Enterprise Value shall be reduced by the amount set forth on Schedule 5.8(g)(iii), (B) the Adjustment Amount shall be eliminated from the calculation of Purchase Price and (C) Net Financial Debt shall be calculated without regard to any Net Financial Debt of the Company (for the avoidance of doubt, on a parent company only basis) and the Montgomery Subsidiaries (the difference between the Purchase Price before and after the adjustments in (A) through (C) above, as further adjusted for changes in Net Financial Debt of the Montgomery Subsidiaries between the Closing and the Montgomery Closing (as defined in clause (iv) below) and for the Net Financial Debt of the Company as of the Closing, as referenced in clause (iii)(C), being the “Montgomery Purchase Price”);
               (iv) The Montgomery Seller shall retain ownership of the Montgomery Subsidiaries until such time as all the consents and approvals set forth on Schedule 3.4(b)(i) and Schedule 3.4(b)(ii) shall have been obtained or waived, whereupon, subject to clause (vii) below, the Montgomery Seller shall cause the full equity interests owned by the Montgomery Seller in the Montgomery Subsidiaries to be transferred to the Buyer, and the Buyer shall pay the Montgomery Purchase Price to the Montgomery Seller (such transaction being the “Montgomery Closing”). Except as otherwise provided herein, (x) the Montgomery Closing shall be governed by this Agreement (including being subject to the conditions of Article VI and Article VII (other than Section 6.4(a) and Section 7.4(a) to the extent applicable) and the post-Closing purchase price adjustments set forth in Section 1.3) as if the Montgomery Subsidiaries were the only Companies for all purposes, and as if the date of the Montgomery Closing were the “Closing Date” and the Montgomery Seller were the “Seller” and (y) the Montgomery Seller shall join with the Buyer in making a §338(h)(10) Election, in the case of clauses (x) and (y), mutatis mutandis;
               (v) The survival period under Section 9.2 for representations and warranties relating to the Montgomery Subsidiaries shall be extended by one day for each day elapsing between the Closing and the Montgomery Closing or, in the case of Section 3.13, until the expiration of the statute of limitations applicable to the matters covered thereby plus an additional sixty (60) days;
               (vi) If the consent set forth on Schedule 3.4(b)(i) has been obtained, but the consent on Schedule 3.4(b)(ii) shall not have been obtained or is still required as of April 5, 2010, then on or after such date, the Montgomery Seller may deliver a notice (a “Montgomery Two-Step Sale Notice”) notifying the Buyer that it wishes to require the closing of the sale of the Montgomery Subsidiaries to the Buyer in accordance with the process described on Schedule 5.8(g)(vi); and
               (vii) If the Montgomery Closing shall not have occurred prior to the Consent Termination Date for any reason other than a material breach or violation of this Agreement by the party attempting to terminate pursuant to this clause (vii) of any of its representations, warranties or obligations under this Agreement, then the Seller or the Buyer, as applicable, shall be entitled to terminate the rights and obligations to proceed with the Montgomery Closing. Any such termination shall be governed by the provisions of Section 2.3(b), mutatis mutandis.
          (h) If each of the approvals, consents and conditions set forth on Schedule 6.4(d) have not been obtained or satisfied, then the Closing shall occur on the terms and conditions set forth in this Agreement, except as as provided in clauses (i) — (ii) below and the Dade Subsidiaries shall be retained and subsequently transferred as provided in, and subject to, clauses (iii) — (vi) below:
               (i) Prior to the Closing, the Seller shall have caused the Dade Subsidiaries to be distributed or transferred to the Seller (or the Company if the actions under Section 5.8(g) are undertaken) or an Affiliate thereof that is a domestic corporation for U.S. federal income tax purposes, is part of an affiliated group with the Dade Subsidiaries (within the meaning of Section 1504(a) of the Code) and is not directly or indirectly to be transferred to the Buyer at the Closing in accordance with this Agreement (any such transferee, the “Dade Owner”). “Dade Subsidiaries” shall mean Montenay-Dade Ltd., Montenay Investments, Inc. and Montenay Power Corp.;
               (ii) The calculation of the Purchase Price in Section 1.1(a) for purposes of the Closing shall be adjusted as follows: (A) the Enterprise Value shall be reduced by the amount set forth in Schedule 5.8(h)(ii) and (B) Net Financial Debt shall be calculated without regard to any Net Financial Debt of the Dade Subsidiaries (the difference between the Purchase Price before and after the adjustment in (A) and (B) above, as further adjusted for changes in Net Financial Debt of the Dade Subsidiaries between the Closing and the Dade Closing (as defined in clause (iii) below), being the “Dade Purchase Price”);
               (iii) The Dade Owner shall retain ownership of the Dade Subsidiaries until such time as all the consents, approvals or conditions set forth in Schedule 6.4(d) shall have been obtained or satisfied, whereupon, subject to clause (v) below, the Dade Owner shall either (A) cause the full equity interests owned by the Dade Owner in the Dade Subsidiaries to be transferred to the Buyer, if permitted by Schedule 6.4(d), or (B) transfer the assets of the Dade

Subsidiaries to the Buyer, and the Buyer shall pay the Dade Purchase Price to the Dade Owner (either of such transactions being the “Dade Closing”). Except as otherwise provided herein, (x) the Dade Closing shall be governed by the Agreement (including being subject to the conditions of Article VI and Article VII (other than Section 6.4(a) and Section 7.4(a) to the extent applicable) and the post-closing purchase price adjustments set forth in Section 1.3) as if the Dade Subsidiaries were the only Companies for all purposes, and as if the date of the Dade Closing were the “Closing Date” and the Dade Owner were the “Seller” and (y) the Dade Owner shall join with the Buyer in making a §338(h)(10) Election, in the case of clauses (x) and (y), mutatis mutandis;
               (iv) The survival period under Section 9.2 for representations and warranties relating to the Dade Subsidiaries shall be extended by one day for each day elapsing between the Closing and the Dade Closing or, in the case of Section 3.13, until the expiration of the statute of limitations applicable to the matters covered thereby plus an additional sixty (60) days;
               (v) If the Dade Closing shall not have occurred prior to the Consent Termination Date for any reason other than a material breach or violation of this Agreement by the party attempting to terminate pursuant to this clause (v) of any of its representations, warranties or obligations under this Agreement, then the Seller or the Buyer, as applicable, shall be entitled to terminate the rights and obligations to proceed with the Dade Closing. Any such termination shall be governed by the provisions of Section 2.3(b), mutatis mutandis; and
               (vi) Notwithstanding anything to the contrary herein, the parties hereto shall not (and shall cause their Affiliates and representatives not to) make any public statement regarding the matters set forth in Item 1 of Schedule 3.17 and Schedule 6.4(d), without the prior written consent of the other party, except as may be required by Law, it being understood that, anything in this Agreement to the contrary notwithstanding, the Seller shall at all times control the defense of the matters referred to in Item 1 of Schedule 3.17.
          (i) The parties acknowledge that, notwithstanding anything to the contrary in this Agreement, any trademark, service mark, trade name, company name, or domain name containing the elements “Veolia” and/or “Montenay” and/or “Onyx”, whether used alone or in combination with other terms (the “Seller Marks”), is and will remain the property of the Seller and its Affiliates (other than the Companies). If title or rights to any of the Seller Marks are held by the Companies, the Buyer shall cooperate with the Seller to transfer such title or rights to the Seller following the Closing, without cost to the Buyer, and on an as-is basis. As soon as practicable following the Closing, the Buyer shall amend the Organizational Documents, Permits and Environmental Permits of the Companies to change the name of the Companies to a name that does not include in such name “Veolia”, “Montenay” or “Onyx” (or any predecessor name).
          (j) The Buyer shall take all actions set forth on Schedule 5.8(j)(i) and Schedule 5.8(j)(ii), as applicable, until termination pursuant to Section 5.8(g)(vii) or Section 5.8(h)(v), as applicable, of the rights and obligations to proceed with the Montgomery Closing or the Dade Closing, as applicable.

          Section 5.9 Non-Competition.
          For a period of three years following the Closing Date, the Seller shall not, and shall not permit any of its Affiliates to (a) engage in the business of owning, operating or maintaining or to own any equity interest (other than through the passive ownership interest in a publicly traded company in an amount not greater than ten percent (10%) of the total outstanding equity of such company) in any Person that owns, operates or maintains a facility specializing in the generation of electricity from the incineration of municipal solid waste (a “Facility”) within a fifty (50) mile radius of the site of any Facility owned or operated by the Companies as of the date hereof (provided, that the restrictions set forth in this Section 5.9 shall not apply to any Facility operated by the Dade Subsidiaries or the Montgomery Subsidiaries, to the extent Section 5.8(g) or 5.8(h), as applicable, are applicable at the Closing until the Dade Closing or the Montgomery Closing, as applicable, occurs, if ever) or (b) solicit existing customers (including owners) of the existing Facilities of the Companies for the quantities of municipal solid waste being incinerated at the Facilities of the Companies pursuant to existing Contracts; provided that in each case of clauses (a) and (b) above, shall not extend to any actions in the industrial services, solid waste (excluding municipal solid waste to the extent covered by clause (b) of this Section 5.9), water treatment, energy (excluding the generation of electricity from waste) and technical solutions or hazardous waste industries; provided, further that this Section 5.9 shall not prohibit the Seller or its Affiliates from participating in any customer (or owner) initiated procurement. The parties acknowledge that the provisions of this Section 5.9 are reasonable and necessary for the protection of the ongoing value of the goodwill, reputation and customer relationships that the Buyer is acquiring pursuant to this Agreement and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. In the event that any provision of this Section 5.9, including any sentence, clause or part hereof, shall be deemed contrary to Law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.
          Section 5.10 Insurance.
          The Buyer shall be solely responsible for providing insurance to the Companies for any event or occurrence after the Closing. The Seller shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Companies until the Closing or shall replace them with reasonably comparable policies. Without limiting the rights of the Buyer set forth elsewhere in this Agreement, if any claims may reasonably be made, or if Losses have occurred prior to the Closing Date that relate to the Companies, and such claims may be made against insurance policies retained by the Seller or its Affiliates, then the Seller (on behalf of itself and its Affiliates) shall, at the Buyer’s request and at the Buyer’s sole cost and expense, excluding deductible or self-insured retentions (which costs and expenses shall be reimbursed to the Seller, as incurred), use its commercially reasonable efforts in an effort to permit the Buyer (after the Closing Date and in cooperation with the Seller) to file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies, and, subject to all of the foregoing, the Seller (on behalf of itself and its Affiliates) agrees (at the

Buyer’s sole cost and expense, excluding deductible or self-insured retentions) to otherwise reasonably cooperate with the Buyer or its Affiliates to make the benefits of any such insurance policies available to the Buyer or its Affiliates.
          Section 5.11 Notification of Certain Matters.
          Between the date hereof and the Closing Date, each party hereto, to the extent it has requisite knowledge of the following, will give prompt written or electronic notice to the other party: (a) if any of such party’s representations or warranties contained herein are not materially true and correct, (b) of any failure of a party to comply with or satisfy any material condition, covenant or agreement to be complied with or satisfied by it hereunder, (c) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (d) of the occurrence of a Material Adverse Effect, solely with respect to the Companies, or the occurrence of a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, with respect to the Buyer. No such notification (or the knowledge of the underlying facts relating thereto) or failure to provide such notification by any party, in each case after the date hereof, shall affect the remedies or rights of such party or the representations or warranties of the other parties or such other parties’ obligations (including with respect to indemnification) hereunder.
          Section 5.12 Director and Officer Indemnification.
          The indemnification provisions of the Organizational Documents of the Companies as in effect at the Closing shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who prior to the Closing were directors, officers, managers or employees of the Companies.
          Section 5.13 Employee Matters.
          (a) The Seller shall take all actions necessary to cause the employment or consulting relationship, as applicable, of the employees and consultants of the Companies set forth on Schedule 5.13(a) to be terminated, or otherwise transferred to the Seller or its Affiliates (excluding the Companies), at or prior to the Closing Date. The Seller shall retain and be responsible for, and the Buyer shall not assume or be responsible for, any and all liabilities and obligations (i) relating to such employees or consultants or such termination or transfer of employment or consulting relationship, as applicable (including, without limitation, the payment of all severance, change of control or other similar obligations with respect to such employees or consultants arising under any Contract, Benefit Plan or otherwise) or (ii) arising under the Contracts or Benefit Plans set forth on Schedule 5.13(a)(ii).
          (b) During the one-year period immediately following the Closing Date, the Buyer will cause severance benefits to be provided to eligible Company Employees (other than those described on Schedule 5.13(a)) by the Buyer or the Companies at levels, individually and in the aggregate, no less favorable than such levels of severance in effect immediately prior to the date hereof.
          (c) The parties agree that the payment to be made to the Company Employees on the next regularly scheduled payroll date following the Closing Date shall be made by the Buyer. The Seller shall reimburse the Buyer as promptly as practicable for any such amounts (including any taxes and other applicable withholdings) payable solely in respect of the portion of such payroll period ending on the day immediately preceding the Closing Date. For the avoidance of doubt, (i) if the Closing Date shall occur on a regularly scheduled payroll date, the Seller shall make the payment of the payroll amount and the Buyer shall make the payment of the payroll amount on the next regularly scheduled payroll date and (ii) the payroll amounts covered by this Section 5.13(c) shall not be reflected in the calculation of Closing Working Capital.
          (d) Notwithstanding anything herein to the contrary, the Seller and the Buyer acknowledge and agree that all provisions contained in this Section 5.13 are included for the sole benefit of the Seller and the Buyer, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan, Foreign Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) subject to Section 5.13(b), shall limit the right of the Seller, the Buyer or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan, Foreign Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any Company Employee or any participant in any Benefit Plan, Foreign Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), or (y) to continued employment with the Seller, the Buyer or any of their respective Affiliates.
          Section 5.14 Excluded Subsidiaries.
          On or prior to the Closing Date, the Seller shall cause the Excluded Subsidiaries to be distributed or otherwise transferred to the Seller or an Affiliate thereof (other than another Company). Notwithstanding anything to the contrary herein, no representations or warranties are made with respect to any Excluded Subsidiaries. The Buyer agrees not to interfere with the operations and relations of the Excluded Subsidiaries.
          Section 5.15 Certain Financial Statement Matters.
          Prior to the Closing, the Montgomery Receivable shall be corrected and recorded as a distribution through equity to Montenay Energy Resources of Montgomery County, Inc., Montenay Montgomery GP Corp. and Montenay Montgomery Investments Corp., in their pro rata ownership interest, and there will be no cash obligation due from the Company or its Subsidiaries to any Montgomery Subsidiary in respect of this amount.
          Section 5.16 Service Fee Adjustment.
          (a) None of the Seller or its Affiliates shall negotiate, settle, compromise or take any similar action in any communications with the Waste Service Authority of Montgomery

County (“WSA”) with respect to, or take any other action that is likely to result in any adverse effect on the value to the Montgomery Subsidiaries of, any Montgomery Annual Base Disposal Fee Adjustment amount in respect of 2009 or any prior years, in each case, without the consultation and written consent of the Buyer, which consent shall not be unreasonably withheld and which consent shall not in any case be withheld if the proposed action shall be reasonably consistent with prior practice and policy over the period of 2007-2009 or required not to be in breach or default under the Municipal Waste Disposal Agreement between Montenay Montgomery Limited Partnership and WSA, as amended. If, prior to a Closing that includes the Montgomery Subsidiaries or the Montgomery Closing, as applicable, any Montgomery Annual Base Disposal Fee Adjustment amount is paid to or owed by Montenay Montgomery Limited Partnership or any Affiliate thereof, all of such amount shall be reimbursed to or paid by the Buyer at such Closing or the Montgomery Closing, as applicable; provided, that this sentence shall only be applicable if such Closing or the Montgomery Closing, as applicable, occurs prior to March 1, 2010. If any Montgomery Annual Base Disposal Fee Adjustment amount is received or becomes due following a Closing that includes the Montgomery Subsidiaries or the Montgomery Closing, as applicable, the Buyer shall be entitled to receive such amount or be obligated to pay such amount, as the case may be.
          (b) The Seller and its Affiliates shall not agree to the 2010 Estimated Montgomery Annual Base Disposal Fee without the prior written consent of the Buyer, which consent shall not be unreasonably withheld and which consent shall not in any case be withheld if the proposed agreement shall be reasonably consistent with prior practice and policy over the period of 2007-2009 or required not to be in breach or default under the Municipal Waste Disposal Agreement between Montenay Montgomery Limited Partnership and WSA, as amended.
          (c) If no Closing that includes the Montgomery Subsidiaries or no Montgomery Closing shall occur, the Buyer shall hold harmless the Montgomery Subsidiaries from any adverse effect on the value of the Montgomery Subsidiaries that shall result from the exercise by the Buyer of consent rights pursuant to subsections (a) and (b) above and to which the Seller or an Affiliate thereof shall have objected in writing to the Buyer on a timely basis.
ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION
OF THE BUYER TO CLOSE
          The obligation of the Buyer to complete the Closing is subject to the fulfillment (or waiver by the Buyer to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:
          Section 6.1 Representations and Warranties.
          The representations and warranties of the Seller hereunder (as they may be updated in accordance with Section 5.8 hereof provided such updating does not disclose a Material Adverse Effect and other than the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.6 and 3.8) shall be true and correct in all respects, in each case without giving effect to any “materiality” or “Material Adverse Effect” qualifiers or similar words or phrases contained therein, at and as of the date hereof and the Closing Date, with the same force and effect as though made at and as of the Closing Date, and shall be deemed to be so made at and as of the Closing Date, except to the extent that the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect. The representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6 and 3.8 shall be true and correct in all respects at and as of the date hereof and the Closing Date, with the same force and effect as though made at and as of the Closing Date, and shall be deemed to be so made as of the Closing Date.
          Section 6.2 Performance of Agreements.
          The Seller shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.
          Section 6.3 Certificate of the Seller.
          The Buyer shall have been furnished with a certificate of an authorized officer of the Seller, dated the Closing Date, certifying to the effect that the conditions contained in Sections 6.1 and 6.2 have been fulfilled.
          Section 6.4 Governmental Approvals; Third-Person Consents.
          (a) The Seller and the Buyer shall have filed a notification and report form in compliance with HSR, and the applicable waiting period thereunder (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.
          (b) The Seller and the Buyer shall have received from FERC an order pursuant to Section 203 of the FPA authorizing the transaction contemplated hereby. All other regulatory approvals required to be obtained prior to the Closing pursuant to applicable Law shall have been obtained, or all waiting periods provided thereby shall have expired or been terminated.
          (c) All approvals or consents by third Persons set forth on Schedule 3.4(b)(i), Schedule 3.4(b)(ii) and Schedule 3.4(b)(iii) shall have been obtained or waived in form and substance reasonably satisfactory to the Buyer or, with respect to the approval and consent set forth on Schedule 3.4(b)(iii), any such approvals and consents as shall not have been obtained or waived, the Seller shall have exercised its right pursuant to Section 5.8(e) to proceed to the Closing on the basis set forth in Section 5.8(e).
          (d) The conditions set forth on Schedule 6.4(d) shall have been satisfied.
          Section 6.5 No Claims.
          No Claims shall be pending or, to the Knowledge of the Seller, threatened, before any Governmental Body to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby.

          Section 6.6 Resignations.
          All resignations of all members of the board of directors or similar bodies of the Companies who are affiliated with the Seller that have been requested in writing by the Buyer on or before the date which is ten (10) Business Days after the date hereof shall have been delivered to the Buyer.
ARTICLE VII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF THE SELLER TO CLOSE
          The obligation of the Seller to complete the Closing is subject to the fulfillment (or waiver by the Seller to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:
          Section 7.1 Representations and Warranties.
          The representations and warranties of the Buyer hereunder (as they may be updated in accordance with Section 5.8 hereof and other than the representations and warranties set forth in Sections 4.1 and 4.2) shall be true and correct in all respects, in each case without giving effect to any “materiality” qualifiers or similar words or phrases contained therein, at and as of the date hereof and the Closing Date, with the same force and effect as though made at and as of the Closing Date, and shall be deemed to be so made as of the Closing Date, except to the extent that the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have and would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby. The representations and warranties contained in Sections 4.1 and 4.2 shall be true and correct in all respects at and as of the date hereof and the Closing Date, with the same force and effect as though made at and as of the Closing Date, and shall be deemed to be so made as of the Closing Date.
          Section 7.2 Performance of Agreements.
          The Buyer shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.
          Section 7.3 Buyer Certificate.
          The Seller shall have been furnished with a certificate of an authorized officer of the Buyer, dated the Closing Date, certifying to the effect that the conditions contained in Sections 7.1 and 7.2 have been fulfilled.
          Section 7.4 Governmental Approvals; Third-Person Consents.
          (a) The Seller and the Buyer shall have filed a notification and report form in compliance with HSR, and the applicable waiting period thereunder (including any extension thereof by reason of a request for additional information or timing agreement entered into by the Buyer) shall have expired or been terminated.
          (b) The Seller and the Buyer shall have received from FERC an order pursuant to Section 203 of the FPA authorizing the transaction contemplated hereby. All other regulatory approvals required to be obtained prior to the Closing pursuant to applicable Law shall have been obtained, or all waiting periods provided thereby shall have expired or been terminated.
          Section 7.5 No Claims.
          No Claims shall be pending or, to the knowledge of the Buyer, threatened, before any Governmental Body to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE VIII
POST CLOSING COVENANTS
          Section 8.1 Books, Records and Employees.
          Following the Closing until the seventh anniversary of the Closing, each party hereto shall fully cooperate with and make available to any other party upon request, during normal business hours, all books, records, information and employees (without substantial disruption of employment) necessary and useful in connection with the preparation of any Tax Return or government report, any legal inquiry (tax or other), audit, investigation, any stock exchange reporting requirements, or any other matter requiring any such books, records, information or employees for any reasonable business purpose. All such access shall be granted under conditions which will not unduly interfere with the business and operations of the other party.
          Section 8.2 Certain Tax Matters.
          Annex I hereto sets forth the parties’ agreement with respect to certain matters related to Taxes.
          Section 8.3 Transition Matters.
          (a) For a period of 120 days following the Closing Date, upon the reasonable request from time to time from the Buyer, the Seller shall provide or cause to be provided to the Companies or the Buyer those services listed on Schedule 8.3 as are reasonably requested by the Buyer (the services listed thereon, collectively, the “Transition Services”). The Seller shall or shall cause its Affiliates to perform any Transition Services provided hereunder in good faith, on a commercially reasonable basis, (i) in all material respects in compliance with all Laws and (ii) to the extent not inconsistent therewith, in a substantially similar manner as the same or comparable services were provided by the Seller or its Affiliates to the Companies as of the Closing Date.

          (b) The Buyer, upon not less than 30 days’ written notice, at any time and from time to time may, as of the date set forth in such notice (which may not precede the end of such 30-day period without the Seller’s approval), reduce or terminate its right to receive (and the Seller’s associated obligations to provide or cause the provision of) any or all of the applicable Transition Services. The Buyer shall pay the Seller for the Transition Services fees in accordance with Schedule 8.3(b). No later than the 15th Business Day after each calendar month during which the Seller or its Affiliates provided Transition Services, beginning with the calendar month immediately following the Closing, the Seller shall submit an invoice to the Buyer for such fees incurred during such calendar month. If the Closing occurs on a day other than the last day of a month, the first invoice shall be only for those Transition Services provided from such date until the end of the month in which the Closing took place. The Buyer shall pay or cause to be paid each such invoice it receives within 15 days after its receipt.
ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
OF THE SELLER AFTER CLOSING
          Section 9.1 Survival.
          The representations, warranties, covenants and agreements of the parties herein shall survive the execution and delivery of this Agreement and the Closing hereunder.
          Section 9.2 Expiration of Representation and Warranties.
          (a) The representations and warranties set forth in (i) Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.8 and 3.31 and Sections 4.1, 4.2 and 4.6, shall survive indefinitely, (ii) Section 3.13 (together with Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.8 and 3.31, collectively, the “Fundamental Reps”) shall survive until the expiration of the statute of limitations applicable to the matters covered thereby plus an additional sixty (60) days and (iii) Section 3.17 shall survive until three (3) years from the Closing Date; and
          (b) All other representations and warranties of the parties set forth herein shall survive until eighteen months from the Closing Date.
ARTICLE X
INDEMNIFICATION
          Section 10.1 Obligation of the Seller to Indemnify.
          (a) Subject to the limitations contained in Article IX or this Article X, the Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, assessments, penalties, fines, settlements, costs or expenses (including interest, and reasonable fees, expenses and disbursements of attorneys) (“Losses”), as to which a claim for indemnification pursuant to this Article X (“Indemnity Claim”) shall have been properly asserted by the Buyer prior to the expiration of the applicable time period set forth in Article IX, based upon, arising out of or otherwise in respect of (i) any inaccuracy in any representation or warranty (without giving effect, both in determining whether such representation or warranty has been breached and the calculation of Losses with respect thereto, to any qualifier with respect to materiality or Material Adverse Effect), (ii) the breach of any covenant or agreement of the Seller contained in this Agreement and (iii) any Excluded Liabilities.
          (b) (i) The Buyer shall use commercially reasonable efforts to mitigate the amount of Losses.
               (ii) Without limiting the foregoing, with respect to Remediation Expense:
                    (A) the Buyer shall timely inform the Seller of, and consult with the Seller regarding, all planned Remediation Expense for which the cost is expected to exceed $100,000 and shall provide the Seller copies of any non-privileged correspondence related thereto, all quotations by subcontractors for performing the work and will respond to any reasonable questions by the Seller regarding possibilities to mitigate such expense, and
                    (B) any Indemnity Claim by the Buyer shall set forth a detailed description of the Remedial Action measures undertaken, and the Seller shall only be obligated to indemnify to the extent such action is reasonable and consistent with industry practices in respect of similar compliance measures and applicable Environmental Laws.
          (c) (i) The amount of any Losses for which the Seller is obligated to indemnify pursuant to this Article X shall be reduced to the extent:
                    (A) such Losses were covered by reserves (other than Tax reserves) specifically included in the Year-End Financial Statements or the Most Recent Balance Sheet;
                    (B) any insurance proceeds or other recoveries from third parties are actually realized (in each case net of expenses of such recoveries and net of increased insurance premiums) by an Indemnified Party; provided that if such proceeds or other recoveries are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made by the Indemnified Party promptly to the Indemnifying Party for the amount of such indemnification payment;
                    (C) any offsetting benefit (other than any benefit relating to Tax) is obtained resulting from the matter in question to which the Buyer or any of the Companies shall be entitled; provided that if such offsetting benefits are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such offsetting benefits relate, appropriate refunds shall be made by the Indemnified Party promptly to the Indemnifying Party for the amount of such benefit, not to exceed the amount of the indemnification payment; and
                    (D) any offsetting Tax benefit arising in connection with the incurrence of such Loss is actually recognized by the Buyer or any of the Companies in a period

(or portion thereof) beginning after the Closing Date; provided that for this purpose the Buyer or any of the Companies shall be deemed to recognize a Tax benefit only if and to the extent that such entity’s Taxes through the end of the Tax year for which such calculation is being made, calculated as if such Loss had not occurred would exceed its Taxes through the end of the Tax year for which such calculation is being made, calculated by taking into account any Tax items attributable to the Loss (to the extent permitted by relevant Tax Law) other than any increased depreciation or amortization deduction resulting from a capitalization of the Loss. If the Buyer or any of the Companies receives such a Tax benefit in respect of a Loss in taxable years subsequent to the receipt of an indemnification payment under this Agreement, then appropriate refunds shall be made by the Indemnified Party promptly to the Indemnifying Party.
               (ii) Notwithstanding any provision herein to the contrary, the Seller shall not be required to indemnify:
                    (A) in respect of any Remediation Expense or any other liability or obligation arising under or pursuant to Environmental Law to the extent related to or caused by any construction, de-commissioning or expansion of the facilities or equipment of the Companies after the Closing, provided, however, that the Seller shall remain obligated to indemnify for the incremental cost incurred by the Buyer or the Companies with regard to any such Remediation Expense or liability or obligation arising under or pursuant to Environmental Law for which the Seller would otherwise be required to indemnify; and
                    (B) with respect to any Losses based upon, arising out of or otherwise in respect of, any fact, matter, event or circumstance (x) which was disclosed as of the date hereof in the data room to which the Buyer and its representatives were provided access, (y) which is disclosed in this Agreement or (z) of which the Buyer otherwise had knowledge prior to the date hereof, provided, that, for the avoidance of doubt, the foregoing shall not cover the Excluded Liabilities, and provided, further that the foregoing shall not apply to the indemnification provided in Annex I hereto or the indemnification provided pursuant to Section 10.1(a) for any inaccuracy in any representation or warranty set forth in Section 3.13 or any breach of any covenant set forth in Annex I hereto.
          Section 10.2 Obligation of the Buyer to Indemnify.
     Subject to the limitations contained in Article IX and this Article X, the Buyer agrees to indemnify, defend and hold harmless the Seller, its Affiliates and their respective employees and agents from and against all Losses based upon, arising out of or otherwise in respect of (a) any inaccuracy in any representation or warranty or any breach of any covenant or agreement of the Buyer contained in this Agreement (or of the Company contained in this Agreement to be performed by the Company following the Closing Date), (b) any Losses incurred by the Seller arising out of or relating to any decision by the Buyer to waive, and not to satisfy, the conditions to Closing set forth in Sections 6.4(c) and 6.4(d) and (c) any claims arising from the breach of the Companies’ severance policies as they exist on the date hereof.

          Section 10.3 Notice and Opportunity to Defend.
          (a) For purposes of this Article X, any Person entitled to indemnification hereunder shall be referred to as the “Indemnified Party”, and any Person obligated under this Article X to provide such indemnification, the “Indemnifying Party”.
          (b) Notice. Each Indemnified Party under this Article X shall (i) promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Article X, notify the Indemnifying Party in writing of the commencement or assertion thereof and give the Indemnifying Party a copy of such Claim, and any legal pleadings, and (ii) notify the Indemnifying Party in writing within a reasonable period of time following the determination of the Indemnified Party to seek indemnification hereunder in respect of any other occurrence, with a description in reasonable detail of the claim or occurrence. The omission of any Indemnified Party to so notify the Indemnifying Party of any such Claim or other occurrence shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party pursuant to this Article X unless, and only to the extent that, such omission results in the Indemnifying Party’s being prejudiced by such omission. From and after the delivery of a notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party reasonable access to the books, records and properties of the Indemnified Party (or of the Companies, if the Seller is the Indemnifying Party) and provide the Indemnified Party with an opportunity to the extent reasonably related to investigate the matters to which the Claim notice relates, including by making available to the Indemnifying Party employees with knowledge of the matters giving rise to the Indemnity Claim. All such access shall be granted during normal business hours, and shall be granted under conditions, which will not unduly interfere with the business and operations of the Indemnified Party.
          (c) Opportunity to Defend. In case any third party Claim (“Third Party Claim”) shall be brought against any Indemnified Party, and the Indemnified Party shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume and control the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, that, within 30 days of such notice (or sooner if the nature of such Third Party Claim so requires), the Indemnified Party shall have received notice of the Indemnifying Party’s election to do so; provided, further, that any Indemnified Party may, at its own expense, retain separate counsel to participate in, but not control, such defense; provided, further, that the Indemnifying Party shall not be entitled to assume and control the defense thereof (but shall be entitled to a right of consultation) if (i) a conflict of interest in relation to the Third Party Claim exists between the Indemnifying Party and the Indemnified Party in the reasonable judgment of the Indemnified Party, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (iii) the Third Party Claim arises in connection with a criminal proceeding. The Indemnified Party agrees that it will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to the matters contemplated hereby. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld, delayed or conditioned) settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to the matters contemplated hereby (if any Indemnified Party would reasonably be expected to have been made a party thereto) unless such settlement, compromise or consent involved only monetary damages and includes an unconditional release of all the Indemnified Parties from all Losses arising or that may arise out of such Third Party Claim.
          (d) No amount shall become payable by an Indemnifying Party to an Indemnified Party in respect of any Third Party Claim unless and only to the extent that the Indemnified Party is under the obligation to pay the relevant Loss or liability to the relevant third party as a result of a final, executory and non-appealable judgment of a court of competent jurisdiction, a decision of an arbitral tribunal or a binding settlement.
          (e) The procedures for Claims relating to Taxes shall be governed by Section 3 of Annex I hereto.
          Section 10.4 Limitations on Indemnification and Claims for Breach of Representation, Warranty or Covenant.
          The indemnification provided for in this Agreement shall be subject to the following limitations:
          (a) (i) The Seller shall not be obligated to pay any amounts for indemnification until the aggregate amount of Losses equals $4,000,000, whereupon the Seller shall only be obligated to indemnify in respect of aggregate Losses exceeding such amount.
               (ii) The Seller shall not be obligated to indemnify for any single claim, which is less than $125,000, and no such claim shall be included in the calculation of the amount referenced to in paragraph (i) above.
               (iii) The Seller shall not be obligated to indemnify in an amount in excess of $35,000,000 in the aggregate.
               (iv) Except for willful or intentional breach or violation of this Agreement, the Seller shall not be obligated to indemnify for any consequential, incidental or punitive Losses, including Losses for lost profits or other speculative damages.
               (v) The limitations of Sections 10.4(a)(i), (ii) and (iii) shall not apply to (x) the indemnification provided in Annex I hereto and (y) any Losses (A) arising pursuant to Section 10.1(a)(i) that are a result of a breach of the Fundamental Reps, (B) arising pursuant to Section 10.1(a)(ii) and that are a result of a breach of Sections 5.1 (but only to the extent of a knowing and intentional breach of such Section 5.1), 5.3, 5.4, 5.6, 5.7, 5.8(f), 5.8(g), 5.8(h), 5.9, 5.11 or 5.13 or any covenant or agreement set forth in Annex I hereto or (C) relating to or arising out of Excluded Liabilities; but in no event (other than with respect to the indemnification provided pursuant to clause (ii) of Section 1 of Annex I hereto) shall the Seller have any liability for the matters described in this Section 10.4(a)(v) in excess of the Purchase Price.
          (b) Except as to the obligation of the Buyer to make payments pursuant to Article I, Section 5.8(f), Section 5.8(g), Section 5.8(h) and Section 10.6:

               (i) the Buyer shall not be obligated to pay any amounts for indemnification until the aggregate amount of Losses equals $4,000,000, whereupon the Buyer shall only be obligated to indemnify in respect of aggregate Losses exceeding such amount; and
               (ii) the Buyer shall not be obligated to make any payment for indemnification in excess of $35,000,000 in the aggregate.
          Section 10.5 Sole Remedy.
          Except in the case of fraud, Indemnity Claims made in accordance with Article X hereof and claims made pursuant to Section 1 of Annex I hereto shall be the sole monetary remedy of the parties hereto for any claim based on any representation, warranty or covenant herein; provided, that, no party hereto shall be prohibited from bringing any claim for injunctive relief in respect of any covenant herein. From and after the Closing, the parties hereto agree to release each other and the Companies from and against any Losses arising out of any events and/or circumstances relating to the Companies and the Excluded Subsidiaries prior to the Closing Date other than in respect of any Indemnity Claim arising out of or related to this Agreement or the transactions or arrangements contemplated hereby.
          Section 10.6 Buyer Indemnification for Parent Guaranties.
          Without regard to the limitations contained in Article IX and this Article X, the Buyer agrees to indemnify, defend and hold harmless the Seller, its Affiliates, their employees and their agents from and against all Losses based upon, arising out of or otherwise in respect of any obligation of the Seller or any of its Affiliates to make any payment under any guaranty or letter of credit reimbursement obligation, performance bond or similar obligation for the benefit of the Company or any of its Subsidiaries on which the Buyer or any of its Affiliates could not be substituted at or prior to the Closing (including with respect to those under Section 5.8(f)).
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Certain Definitions.
          (a) As used in this Agreement, the following terms have the following meanings:
          “Actual Montgomery Annual Base Disposal Fee” means the actual per ton dollar amount for any contract year calculated in accordance with the Municipal Waste Disposal Agreement between Montenay Montgomery Limited Partnership and WSA, as amended, multiplied by the number of tons of municipal solid waste delivered during such contract year pursuant to such agreement.
          “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, by means of the power to direct or cause the direction of the management and policies of the applicable Person, whether through the ownership of voting securities, by Contract or otherwise.

          “Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banks in the State of New York are authorized or required by law to close.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Consent Termination Date” means the date set forth on Schedule 11.1.
          “Companies” means the Company and the Subsidiaries, other than the Excluded Subsidiaries.
          “Contract” means any oral or written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement.
          “Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.
          “Environmental Claim” means any Claim, formal or informal, written or oral, arising under or pursuant to Environmental Laws.
          “Environmental Laws” means all laws, statutes, codes, ordinances, regulations orders, judgments, injunctions, awards, decrees or writs or other requirements (including the common law) relating to pollution, protection of the environment, or the emission, discharge, Release or threatened Release of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances.
          “Estimated Montgomery Annual Base Disposal Fee” means the estimated per ton dollar amount for any contract year calculated in accordance with the Municipal Waste Disposal Agreement between Montenay Montgomery Limited Partnership and WSA, as amended, multiplied by the number of tons of municipal solid waste delivered during such contract year pursuant to such agreement.
          “Excluded Liabilities” means any Losses of the Buyer or the Companies or their respective Affiliates arising out of or relating to (i) any of the operations of the Excluded Subsidiaries, (ii) the matters set forth in Item 1 of Schedule 3.17 and Item 4 of Schedule 3.14 and (iii) the matters set forth on Item 3 of Schedule 11.1.
          “Excluded Subsidiaries” means Montenay Savannah Operations, Inc., Montenay Savannah GP Inc., Montenay Savannah Limited Partnership, Montenay Charleston Resources Recovery, Inc., Veolia ES Pinellas, Inc., Veolia ES Bay LLC (f/k/a Montenay Bay LLC), Montenay Projects Inc., Montenay LB Corporation, WC Pinnacle Holdings, Ltd. and Montenay Glen Cove Corp and any other entity that is not transferred to the Buyer at the Closing, the Montgomery Closing or the Dade Closing in accordance with the terms of this Agreement; provided, however, to the extent any Excluded Subsidiary (or the assets thereof) is transferred pursuant to the Dade Closing or Montgomery Closing, such entities shall no longer be considered Excluded Subsidiaries.

          “FCC” means the Federal Communications Commission.
          “Federal Energy Law” means the FPA, PUHCA and PURPA, each as amended as of the date hereof, and the rules and regulations promulgated thereunder.
          “FERC” means the Federal Energy Regulatory Commission.
          “FPA” means the Federal Power Act.
          “Governmental Body” means any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator, but shall not mean any of the foregoing solely in its capacity as a client or customer of any of the Companies.
          “Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.
          “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
          “Improvements” means all components of all buildings, structures, fixtures and other improvements in, on or within the real property, including chemical storage facilities, docks and railroad tracks, including to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein.
          “Intercompany Debt” means all intercompany debt between the Companies, on the one hand, and the Seller and its Affiliates (other than the Companies), on the other hand.
          “Knowledge” shall mean the actual knowledge of Steve Passage, Thomas Murphy, Yoon Chae, Pete Mattern, Martin Demeter, Hank Karius and Anetha Lue, in each case, after due inquiry.
          “Material Adverse Effect” means a material adverse effect on the properties, assets, liabilities, business, results of operations and condition (financial or otherwise) of the Companies, taken as a whole; provided, however, that, without limiting the generality of what shall not constitute a “Material Adverse Effect”, a change or effect which results, directly or indirectly, from any of the following shall not constitute a “Material Adverse Effect”: (a) actions or omissions of the Company or the Seller taken at the request of the Buyer, solely to the extent that the Buyer does not have the right hereunder to cause such action or omission to be taken by the Seller or the Companies pursuant to this Agreement; (b) the effect of any change in the United States or foreign economies (except to the extent that such change has a substantially disproportionate effect on the Companies relative to other companies of comparable size to the Companies operating in the industry or industries in which the Companies operate; provided, that any such determination of whether a Material Adverse Effect has occurred in connection with such changes shall be measured with respect to the Companies after giving effect to the impact of such changes at the level of impact generally experienced by other companies operating in the industry or industries in which the Companies operate); (c) the effect of any change in securities or financial markets in general; (d) the effect of any change that generally affects the industry or industries in which the Companies operate (except to the extent that such change has a substantially disproportionate effect on the Companies relative to other companies of comparable size to the Companies operating in such industry or industries; provided, that any such determination of whether a Material Adverse Effect has occurred in connection with such changes shall be measured with respect to the Companies after giving effect to the impact of such changes at the level of impact generally experienced by other companies operating in the industry or industries in which the Companies operate); (e) the effect of any changes in applicable laws or accounting rules after the date hereof; (f) earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or (g) the public announcement of, or the performance of the transactions contemplated by or pursuant to, this Agreement.
          “Montgomery Annual Base Disposal Fee Adjustment” means, with respect to any year, the difference (whether positive or negative) between the Estimated Montgomery Annual Base Disposal Fee and the Actual Montgomery Annual Base Disposal Fee for such year.
          “Montgomery Receivable” means the $13,000,000 receivable due from the Company which is included in Montenay Montgomery Limited Partnership’s 2008 audited balance sheet.
          “Organizational Documents” means charters, articles of association, by-laws, partnership or limited liability company agreements and similar documents.
          “Permitted Encumbrances” means (i) Encumbrances securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any material assets, (ii) Encumbrances which do not, individually or in the aggregate, materially affect the ability of the Companies to conduct their business and (iii) any other Encumbrances permitted under any agreement relating to the indebtedness of the Companies for borrowed money.
          “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Pre-Closing Taxable Period” means any Taxable period ending on or before the Closing Date.
          “PUHCA” means the Public Utility Holding Company Act of 2005.
          “PURPA” means the Public Utility Regulatory Policies Act.
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.
          “Remedial Action” means all actions, whether voluntary or involuntary, reasonably necessary to comply with, or discharge any obligation under, Environmental Laws to (i) clean up, remove, treat, cover or in any other way remediate any Release of Hazardous Substances; (ii) prevent the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations, and monitoring related to any Release of Hazardous Substances (including any post-remediation studies or monitoring).
          “Remediation Expense” means costs incurred in respect of Remedial Action.
          “Straddle Return” means a Tax Return that is required to be filed by or with respect to any of the Companies for a Straddle Period.
          “Subsidiary” means any entity directly or indirectly controlled by the Company (including Montenay Montgomery Limited Partnership), except Excluded Subsidiaries.
          “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.
          “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements filed or required to be supplied to a taxing authority or to any Person in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
          (b) The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section

Adjustment Amount	1.2(a)
Agreement	Preamble
Audited Balance Sheet	3.11(a)
Band	1.1(a)
Benefit Plans	3.25(a)
Buyer	Preamble
Calendar Adjustment	1.1(d)
Claims	3.15
Closing	1.2(a)

Term	Section
Closing Date	2.1
Closing Financial Certificate	1.2(a)
Closing Working Capital	1.1(c)
Company	Preamble
Company Benefit Plans	3.25(a)
Company Employees	3.25(a)
Confidentiality Agreement	5.3
Cut-Off Notice	5.8 (e)
Dade Closing	5.8(h)(iii)
Dade Owner	5.8(h)(i)
Dade Purchase Price	5.8(h)(ii)
Dade Subsidiaries	5.8(h)(i)
Disputed Items	1.3(c)
Enterprise Value	1.1(a)
Environmental Permits	3.17(b)
ERISA	3.25(a)
Estimated Net Financial Debt	1.2(a)
Foreign Benefit Plans	3.25(a)
Fundamental Reps	9.2(a)
High Range Working Capital Target	1.1(a)
Included Current Assets	1.1(c)
Included Current Liabilities	1.1(c)
Independent Accounting Firm	1.3(c)
Indemnified Party	10.3(a)
Indemnifying Party	10.3(a)
Indemnity Claim	10.1(a)
Intellectual Property	3.22
Interim Financial Statements	3.11(a)
Laws	3.14
Losses	10.1(a)
Low Range Working Capital Target	1.1(a)
Material Contracts	3.18(a)
Montgomery Closing	5.8(g)(iv)
Montgomery Deferral Notice	5.8(g)
Montgomery Purchase Price	5.8(g)(iii)
Montgomery Seller	5.8(g)(i)
Montgomery Subsidiaries	5.8(g)(i)
Montgomery Two-Step Sale Notice	5.8(g)(viii)
Most Recent Balance Sheet	3.11(a)
Net Financial Debt	1.1(b)
Orders	3.14
PBGC	3.25(d)
Permits	3.16
Post-Closing Financial Certificate	1.3(b)
Purchase Price	1.1(a)
QF	3.32(b)

Term	Section
Retained Subsidiary	5.8(e)
Section 409A	3.25(c)
Seller	Preamble
Seller Marks	5.8(i)
Shares	Preamble
Subsidiary Shares	3.8(a)
Tangible Property	3.20
Third Party Claim	10.3(c)
Transition Services	8.3(a)
Withholding Notice	1.2(e)
Working Capital Date	1.3(a)
WSA	5.16(a)
Year-End Financial Statements	3.11(a)
          Section 11.2 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial; Remedies.
          (a) Any claim arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in the federal court for the Southern District of New York, or, if such court does not take or have jurisdiction over such claim, in any New York state court in the County of New York having jurisdiction over such claim, and each party hereto agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, that it is not subject personally to the jurisdiction of any such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such claim.
          (b) Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
          (c) No remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, the parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy provided under this Agreement, in either case without the posting of bond or other security.
          (d) Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury.

          Section 11.3 Notices.
          Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic mail transmission or sent by certified, registered or express mail, or nationally recognized overnight courier, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, seven days after the date of deposit in US mail, as follows:
(a) if to the Buyer, to:
Covanta Holding Corporation
40 Lane Road
Fairfield, NJ 07004
Attention: General Counsel
Telecopy: (973) 882-7357
Email: tsimpson@covantaholding.com
with a copy to:
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: David Kurzweil, Esq.
                  David Allinson, Esq.
Telecopy: (212) 751-4864
Email: david.kurzweil@lw.com
            david.allinson@lw.com
(b) if to the Seller, to:
Veolia Environmental Services North America Corp.
200 East Randolph Street, Suite 7900
Chicago, IL 60601
Attention: Richard Burke
Telecopy: (312) 552-2860
Email: richard.burke@veoliaes.com
and
Veolia Environmental Services North America Corp.
200 East Randolph Street, Suite 7900
Chicago, IL 60601
Attention: Fredric Skopp
Telecopy: (312) 552-2860
Email: fred.skopp@veoliaes.com

with a copy to:
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Richard Madris, Esq.
Telecopy: (212) 806-7653
Email: rmadris@stroock.com
Any party may by notice given in accordance with this Section to the other parties designate another address or Person for receipt of notices hereunder.
          Section 11.4 Entire Agreement.
          This Agreement and any other collateral agreements executed in connection with the consummation of the transactions contemplated hereby specifically referring to this Agreement contain the entire agreement among the parties with respect to the purchase of the Shares and, except for the Confidentiality Agreement, supersede all prior agreements, written or oral, with respect thereto. Each of the parties expressly represents, warrants and agrees that there is no representation, warranty, promise or agreement among the parties with respect to the subject matter hereof except those specifically set forth in this Agreement or any other collateral agreement executed in connection with the consummation of the transactions contemplated hereby specifically referring to this Agreement, and that, in entering into this Agreement and such collateral agreements, and consummating the transactions herein and therein contemplated, such party is not relying, and has not relied, upon any representation, warranty, covenant, agreement, or statement, whether oral or written, except those specifically set forth in this Agreement and such other collateral agreements.
          Section 11.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.
          This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
          Section 11.6 Governing Law.
          THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN ITS RULES OF CONFLICTS OF LAW, TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY).

          Section 11.7 Binding Effect; Assignment.
          This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law; provided, however that the Buyer may assign this Agreement and its rights hereunder to any of its wholly-owned U.S. subsidiaries that are corporations with a December 31st year-end, provided that no such assignment shall relieve the Buyer of its obligations pursuant to this Agreement.
          Section 11.8 Usage.
          All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.”
          Section 11.9 Exhibits.
          The Exhibits, Annexes and Schedules are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits, Annexes and Schedules. All references herein to Sections, Exhibits, Annexes and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.
          Section 11.10 Headings.
          The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.
          Section 11.11 Severability.
          If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.
          Section 11.12 Counterparts.
          This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COVANTA HOLDING CORPORATION, as Buyer
By:	/s/ Anthony J. Orlando
	Name:	Anthony J. Orlando
	Title:	President & CEO

VEOLIA ENVIRONMENTAL SERVICES NORTH AMERICA CORP., as Seller
By:	/s/ George Farr
	Name:	George Farr
	Title:	EVP & CFO

Annex I — Special Tax Provisions
          Section 1 Tax Indemnification. From and after the Closing Date, the Seller shall indemnify and defend the Buyer, the Company and the Subsidiaries (and their Affiliates, successors and assigns) (each, a “Tax Indemnified Buyer Party” and collectively, the “Tax Indemnified Buyer Parties”) against and hold the Tax Indemnified Buyer Parties harmless from any and all Losses and damages suffered or incurred (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of or otherwise in respect of (i) Taxes of the Company or its Subsidiaries for taxable periods ending on or before the Closing Date, or with respect to a Straddle Period, the portion of any Taxes allocable under Section 5 for the period ending on the Closing Date, including, for the avoidance of doubt, any Taxes based upon, arising out of or otherwise in respect of any transaction occurring at or prior to the Closing, including a transfer by any of the Companies of any asset (including any asset described in Section 5.8(e), 5.8(g) or 5.8(h) or the Excluded Subsidiaries) to the Seller or any of its Affiliates (“Pre-Closing Taxes”); and (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date by reason of liability under Treasury Regulation §1.1502-6 or comparable provision of foreign, state or local Law. For purposes of this Annex, references to the “Closing” shall, with respect to the Montgomery Subsidiaries and the Dade Subsidiaries, mean the Montgomery Closing and the Dade Closing, respectively, and references to the “Closing Date” shall have a corresponding meaning.
          Section 2 Tax Indemnification Procedures.
          (a) After the Closing, the Buyer shall promptly notify the Seller in writing of any demand, claim or notice of the commencement of an audit received by the Buyer from any Tax authority or any other Person with respect to Taxes for which the Seller is liable pursuant to Section 1 of this Annex; provided, however, that a failure to give such notice will not affect the Buyer’s rights to indemnification under this Annex, except to the extent that the Seller is actually prejudiced thereby. After the Closing, the Seller shall promptly notify the Buyer in writing of any demand, claim or notice of the commencement of an audit received by the Seller or any of its Affiliates from any Tax authority or any other Person with respect to Taxes of the Companies. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax authority or any other Person in respect of any such asserted Tax liability.
          (b) Payment by an indemnitor of any amount due to an indemnitee under this Annex shall be made within thirty (30) days following written notice by the indemnitee that payment of such amounts to the appropriate Tax authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Tax authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 3 of this Annex and for which payment is stayed until a date no earlier than the date of a “final determination”, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Tax authority or a court. For this purpose, a “final determination” shall include a settlement, compromise, or other agreement with the relevant Tax authority, whether contained in an Internal Revenue Service Form 870 or other comparable form or otherwise, or other document or agreement, such as a closing agreement with the relevant Tax authority, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement or other document that constitutes a “determination” under Section 1313(a) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.
          Section 3 Tax Audits and Contests; Cooperation.
          (a) The Seller, at its election, shall have the right to settle and control the conduct, through counsel of its own choosing at its own expense, of any audit, claim for refund or administrative, judicial or other proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund or proceeding relating to an asserted Tax liability referred to herein as a “Contest”) relating to taxable periods (or portions thereof) for which the Seller could have an indemnification obligation under Section 1 of this Annex; provided, however, that other than with respect to any Contest relating to a federal or state Income Tax liability (or refund claim) of the consolidated, combined or unitary group that includes the Seller, the Seller shall not settle or compromise any such Contest without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. The Buyer may participate at its own expense with respect to any such Contest other than one relating to a federal or state Income Tax liability (or refund claim) of the consolidated, combined or unitary group that includes the Seller. For purposes of this Annex, references to “Income Tax” shall mean Taxes based upon or measured by net income or franchise Taxes (in lieu of net income Taxes).
          (b) In the case of a Contest that relates to a Straddle Period (as defined in Section 5 of this Annex), the Buyer shall control the conduct of such Contest, but the Seller shall have the right to participate in such Contest at the Seller’s own expense and, with the written prior consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and at the Seller’s own expense, may assume control of the conduct of such Contest. With respect to a Contest that relates to a Straddle Period controlled by the Buyer, neither the Buyer nor the Company shall settle or compromise any such Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. If the Buyer fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Buyer of notice of such Contest, the Seller shall have the right to assume control of such Contest. With respect to a Contest that relates to a Straddle Period controlled by the Seller, the Seller shall not settle or compromise any such Contest without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and the Buyer may participate at its own expense with respect to any such Contest. The Buyer shall control any audit or other proceeding relating to any taxable period beginning after the Closing Date.
          (c) The Seller and the Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest; provided, that, nothing herein shall entitle the Buyer to any information relating to members of the Seller’s consolidated group other than the Company and the Company’s Subsidiaries. The Seller and the Buyer shall reasonably cooperate with each other in the conduct of any Contest involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to comply with this Section 3. Any information obtained under this Section 3 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest.
          (d) Each of the parties shall (a) use its reasonable best efforts to properly retain and maintain the tax and accounting records of and relating to the Company and its Subsidiaries that relate to Pre-Closing Taxable Periods until the later of (i) the expiration of the statute of limitations for the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, and (ii) six (6) years following the due date (including allowed extensions) for such Tax Returns and shall thereafter provide each other with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (b) transfer such records to the Seller upon its written request prior to any such destruction, abandonment or disposition and (c) allow the other party and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as reasonably necessary for the filing of Tax Returns or the conduct of a Contest. Any information obtained under this Section 3(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest.
          (e) To the extent this Section 3 is duplicative of or conflicts with any provision in Section 10.3 of the Agreement, this Section 3 shall govern.
          Section 4 Preparation of Tax Returns and Payment of Taxes.
          (a) The Seller shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns (other than Straddle Returns) of the Company or any of its Subsidiaries with respect to any Pre-Closing Taxable Period that are required to be filed with any Tax authority after the Closing Date and shall timely pay (or cause to be timely paid) any Taxes due in respect of such Tax Returns. The Seller shall make available to the Buyer for its review such Tax Returns, other than Tax Returns that are consolidated, unitary or combined Tax Returns of the Seller, which include the operations of the Company or any of its Subsidiaries, no later than fifteen (15) days prior to the filing of such Tax Returns. The Seller shall consider in good faith any and all comments provided by the Buyer.
          (b) The Buyer shall prepare (or cause to be prepared) and file or cause to be filed when due all Straddle Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries and shall, subject to the Buyer’s receipt of payment from the Seller pursuant to this Section 4(b), remit any Taxes due in respect of such Tax Returns. The Seller shall be responsible for the Pre-Closing Taxes due in respect of such Straddle Returns. The Buyer shall notify the Seller of any amounts due from the Seller in respect of any Straddle Return no later than ten (10) Business Days prior to the date on which such Straddle Return is due, and the Seller shall remit such payment to the Buyer no later than five (5) Business Days prior to the date such Straddle Return is due. The Buyer shall deliver any Straddle Return to the Seller for its review at least fifteen (15) days prior to the date on which such Tax Return is required to be filed. If the Seller disputes any item on such Tax Return, it shall notify the Buyer of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute during a period of at least five (5) days prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item prior to the expiration of that period, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer.
          (c) Neither the Buyer nor any of its Affiliates shall (or shall cause or permit the Company or any of its Subsidiaries to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any Pre-Closing Taxable Period (or with respect to any Straddle Period) without the prior written consent of the Seller, which consent shall not be unreasonably withheld.
          Section 5 Straddle Periods.
          For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Tax period that begins before or on and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) including withholding Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes other than those described in clause (i) above, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided that Buyer shall pay the amount of any such other Taxes that are incurred solely as a result of any transactions relating to the Company and its Subsidiaries undertaken subsequent to the Closing Date that are not in the ordinary course of business and inconsistent with past practice. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

          Section 6 Refunds.
          (a) The Seller will be entitled to any refunds or credits that actually reduce Tax liability of the Companies in respect of any Pre-Closing Taxable Periods or the portion of any Straddle Period that ends on the Closing Date. The Buyer shall cause such refund to be paid to the Seller promptly following its receipt, less any cost associated therewith (including any Taxes imposed with respect to such refund or credit). The Seller and the Buyer will use commercially reasonable efforts to cooperate with the Companies in promptly obtaining such refunds or reduction in Tax liability, including through the filing of amended Tax Returns or refund claims, in each case at the sole cost and expense of the Seller (unless such refunds or reductions in Tax liabilities relate to any Straddle Period, in which case all reasonable out-of-pocket expenses shall be borne 50% by the Buyer and 50% by the Seller) and solely to the extent that, in the reasonable judgment of the Buyer, such Tax Return or claim could not adversely affect the Buyer or any of its Affiliates, it being understood that the mere filing of such Tax Return or claim shall not be considered to adversely affect the Buyer or its Affiliates. The Seller shall, upon the request of the Buyer, promptly repay the amount of any refund or credit paid to the Seller (plus any penalties, interest or other charges imposed by the relevant Tax authority) to the Buyer in the event the Buyer is required to repay such refund or credit to such Tax authority. Notwithstanding anything in this Annex to the contrary, the Buyer shall control the filing of any such amended Tax Return and the conduct of any such refund claim, in each case other than one relating to federal or state Income Tax of the consolidated, combined or unitary group that includes the Seller.
          (b) Except as provided in Section 6(a) of this Annex, the Company will be entitled to any refunds in respect of any federal, state, local or foreign Tax liability of the Company or any of its Subsidiaries.
          Section 7 Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, the parties shall treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes of all Taxes, and the parties agree to file their Tax Returns accordingly.
          Section 8 Conveyance Taxes. The Buyer agrees to pay all sales, use, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the sale of Shares. The Seller and the Buyer and their respective Affiliates shall cooperate in timely filing all Tax Returns as may be required in connection with the payment of such Taxes and shall, as appropriate, execute and deliver all instruments and certificates reasonably necessary to enable the other parties to comply with any filing requirements and Laws relating to any such Taxes.
          Section 9 Termination of Tax Allocation Agreements. Any and all Tax allocation, Tax sharing, Tax indemnity or other agreements or arrangements relating to Tax matters, between the Company or any of its Subsidiaries, on the one hand, and the Seller or any of its Affiliates or any other Person, on the other hand, shall be terminated as to the Company and its Subsidiaries prior to the Closing Date and, from and after the Closing Date, neither the Company nor any of its Subsidiaries shall be obligated to make any payment pursuant to, or otherwise bound by, any such agreement or arrangement. For the avoidance of doubt, if the provisions of

Section 5.8(g) or Section 5.8(h) apply, then any Tax sharing agreement related to the U.S. federal or state consolidated, combined or unitary tax of the group that includes Seller and the Montgomery Subsidiaries or the Dade Subsidiaries, as applicable, shall not be required to be terminated as to such Subsidiaries prior to the Montgomery Closing or the Dade Closing, as applicable. Nothing in this Section 9 of the Annex or in the Agreement shall prohibit the Company or its Subsidiaries from making any payments prior to the Closing Date pursuant to any Tax sharing, Tax indemnity or other agreements or arrangements relating to Tax matters, or suspend the effectiveness thereof.
          Section 10 Carrybacks. Following the Closing Date, the Buyer and the Company shall, to the extent permissible, waive the right to, and shall not, carry back any income Tax losses, credits or similar items attributable to the Company and its Subsidiaries from a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Taxable Period and any portion of any Straddle Period that ends on the Closing Date, except with the prior written consent of the Seller, which consent shall not be unreasonably withheld.
          Section 11 Code §338(h)(10) Election. The Seller and the Buyer shall join in making a timely and irrevocable election under Code §338(h)(10) (and any corresponding elections under state, local, or non-U.S. Tax Law) (collectively, a “§338(h)(10) Election”) with respect to the purchase and sale of the Shares of Company and the deemed purchase of the stock of its Subsidiaries hereunder. With respect to such §338(h)(10) Election:
          (a) Within thirty (30) days of the date hereof, the Buyer shall prepare and deliver to the Seller for its review and consent a schedule setting forth a preliminary allocation, by entity, but not, for the avoidance of doubt, by asset class, of the purchase price as determined for U.S. federal income tax purposes for purposes of Section 338(h)(10) of the Code and the Treasury Regulations thereunder among the Company and its Subsidiaries and the covenant not to compete set forth in Section 5.9 consistent with Sections 338 and 1060 of the Code and the Treasury regulations promulgated thereunder (the “Preliminary Allocation”). The Buyer and the Seller shall cooperate regarding any reasonable revisions to the Preliminary Allocation suggested by the Seller or the Buyer based on new information or updated information regarding the Company and its Subsidiaries and the Preliminary Allocation as agreed to by the Buyer and the Seller shall be the basis for the preparation of the Allocation pursuant to Section 11(b) of this Annex.
          (b) As soon as practicable but not later than ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Seller for its review and consent (which consent shall not be unreasonably withheld) a schedule setting forth the allocation of the purchase price as determined for U.S. federal income tax purposes for purposes of Section 338(h)(10) of the Code and the Treasury Regulations thereunder among the assets of the Company and its Subsidiaries and the covenant not to compete set forth in Section 5.9 in accordance with Sections 338 and 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”). If, within forty-five (45) days after the Buyer provides such Allocation to the Seller, the Seller does not object to such Allocation, such Allocation shall be considered to have been approved by the Seller. If, within forty-five (45) days after the Buyer provides such Allocation to the Seller, the Seller objects to such Allocation, the Seller and the Buyer shall, in good faith, use their commercially reasonable efforts to resolve such dispute. If, within forty-

five (45) days after the Seller objects to such Allocation, the Seller and the Buyer have not settled such dispute, the Seller and the Buyer shall engage such independent accounting firm as the Seller and the Buyer shall mutually agree upon in writing, to settle any remaining dispute. The decision of the accounting firm with respect to such dispute shall be final. The cost of any such accounting firm shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. The Buyer and the Seller and their respective Affiliates shall prepare and file all Tax Returns (including Internal Revenue Service Form 8883) using the final Allocation and consistently with the §338(h)(10) Election and the information contained in the Section 338 Forms and shall cooperate with each other with respect to the filing of such additional forms, Tax Returns, elections, schedules and other documents as may be required to effect and preserve such §338(h)(10) Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury regulations (or any comparable provisions of state, local or foreign Tax Law) or any successor provisions).
          (c) The Buyer, the Company and its Subsidiaries and the Seller and its Affiliates shall not take any Tax position inconsistent with the Allocation and shall not agree to any proposed adjustment to the Allocation by any Tax authority in each case without first giving the other party prior written notice, provided, however, that nothing contained herein shall prevent the Buyer, the Company and its Subsidiaries or the Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and the Buyer, the Company and its Subsidiaries, and the Seller shall not be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging the Allocation.
          (d) Within thirty (30) days following agreement as to the final Allocation, the Seller and the Buyer shall execute any and all forms necessary to effectuate the §338(h)(10) Election (including Internal Revenue Service Form 8023 and any similar forms under applicable state or local income Tax Laws) (collectively, the “Section 338 Forms”).
          (e) The Seller and the Buyer agree that neither party shall take any action to modify or revoke the §338(h)(10) Election following the filing of the Section 338 Forms, without the written consent of the other, unless required to do so pursuant to a final determination by any Tax authority. The Seller intends to treat the distribution of any Excluded Subsidiary pursuant to Section 5.14 hereof as a distribution under Section 332 of the Code in complete cancellation or redemption of all the stock of the Company or its Subsidiaries (as applicable) in accordance with Section 1.338(h)(10)-1(d)(4) of the Treasury regulations, and the Buyer shall not adopt any Tax position inconsistent with such treatment on any Tax Return unless otherwise required by Law.
          Section 12 Confidentiality. Notwithstanding anything to the contrary in this Annex, neither the Buyer nor the Seller nor their respective Affiliates shall be required to make available to the other party any federal or state consolidated, combined or unitary income Tax Return that includes entities other than the Company and its Subsidiaries. If either the Buyer or the Seller is required to provide any information contained in a Tax Return described in the immediately preceding sentence, the relevant information shall be provided in such format (including pro formas) as may be deemed appropriate by the party required to provide such information acting in good faith.

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